Exhibit 10.1A

                        ASSET PURCHASE AND SALE AGREEMENT

      THIS ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the 15 day of January, 1999 ("Effective Date"), by and between GREATER DUBUQUE RIVERBOAT ENTERTAINMENT COMPANY, L.C., an Iowa limited liability company ("Seller") and AB CAPITAL, L.L.C., a Delaware limited liability company or its permitted designee ("Buyer").

      WHEREAS, subject to the terms and conditions set forth in this Agreement, Seller desires to sell, transfer, assign and convey to Buyer, and Buyer desires to purchase and acquire from Seller, the operating assets of Seller used in connection with Seller's gaming excursion riverboat business (the "Business") berthed in Dubuque, Iowa; and

      WHEREAS, concurrently with the execution and delivery of this Agreement, Buyer is entering into the Real Property Purchase and Sale Agreement with Harbor Community Investment, L.C., an Iowa Limited Liability Company ("HCI"), pursuant to which, among other things, Buyer has agreed to purchase and acquire from HCI, and HCI has agreed to sell, transfer, assign and convey to Buyer, certain real property of HCI, the purchase and sale of which is a condition to closing the transactions contemplated by this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration the receipt and sufficiency of which hereby are acknowledged, Seller and Buyer hereby agree as follows:

      1. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, assign and convey to Buyer, and Buyer hereby agrees to purchase and acquire from Seller, all of the following (collectively, the "Seller's Assets"):

            (a) The gaming excursion riverboat, Diamond Jo (Official No. 973800) and Diamond Jo II (Official No. 973801), that is operated from Dubuque, Iowa, together with all fixtures and improvements located on or used in connection with the riverboat (the "Diamond Jo Riverboat");

            (b) All owned or leased (to the extent assignable) slots, video poker, video keno, wheel of fortune and other video gaming devices, slot stands, black jack tables, Caribbean Stud tables, roulette tables, crap tables, poker tables, keno, coin counting and wrapping equipment, and all other gaming equipment and paraphernalia used or held for use directly or indirectly in the Business as itemized on attached Schedule 1 (b) (collectively the "Gaming Equipment");

            (c) All tangible personal property used or held for use directly or indirectly in the operation of the Business, including, without limitation, computer equipment,


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      computer software to the extent owned or assignable under existing arrangements, and all service equipment, kitchen equipment, decorations, china, glasswares, linens, silverware, owned uniforms in use or held for future use, furniture, furnishings and other equipment and vehicles (the "Personal Property");

            (d) All inventories, including all food and beverages, maintenance and housekeeping supplies, and other supplies of all kinds, subject to such depletion and including such re-supplies as shall occur and be made in the ordinary course of business (the "Inventories");

            (e) All documents and books and records related to the Seller's Assets or the operations of the Business, including, without limitation, customer lists and player lists, casino files, copies of accounting records and copies of financial statements (the "Records");

            (f) All rights under agreements, contracts, options and leases of whatever nature, including, without limitation, the DRA Operating Agreement and the Third Party Confidentiality Agreement, and all other property and rights of every kind and nature owned or held by Seller on the Closing Date (which agreements, contracts, options or leases, to the extent involving payment obligations, individually or in the aggregate, in excess of $10,000, are listed on Schedule 1(f));

            (g) All intangible property owned or leased by Seller, including, without limitation, goodwill, operating and training manuals, federal, state, and local certifications and other permits (to the extent assignable), manuals and plans relating to the Business or its operations, customer lists, supplier lists and other documents relating to the operation of the Seller's Assets, trademarks and trade names, mailing lists used in the Business and all contract rights, leases, and other items of intangible personal property relating to the ownership or operation of the Business (the "Intangibles");

            (h) All other assets that are used or held for use directly or indirectly in connection with the maintenance and operation of the Seller's gaming business, whether located within the Seller's portside facility, on the Diamond Jo Riverboat or off the Diamond Jo Riverboat; and

            (i) Cash on hand in the amount of $2,000,000.00.

      2. Excluded Assets. Seller shall not sell, convey, transfer or assign to Buyer, and Buyer shall not purchase or acquire from Seller, any of the assets described below (the "Excluded Assets"), and Buyer shall not assume any liability or obligation directly or indirectly related thereto:

            (a) Seller's cash on hand and bank deposits at the time of Closing in excess of $2,000,000.00;


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            (b)   All refundable income taxes, accounts receivable and
                  intercompany loans receivable;

            (c) The Seller's corporate records, including, but not limited to, the Seller's minute book, membership book, financial statements, income tax returns, and any other record or document that does not relate to the operational aspect of the Business;

            (d) All items of personal property owned by guests, employees or other persons furnishing goods or services to the Business;

            (e) Refunds, rebates or other claims, or any interest thereon, for periods or events occurring before the Closing Date or refunds, rebates or other claims arising from insurance policies that are terminated by Seller as of the Closing Date; and

            (f) All employee benefit plans of Seller (collectively "Seller's Plans"), including, but not limited to, any defined contribution plan, employee welfare benefit plan, life insurance, death or dismemberment benefit, hospital and physician benefit and medical, dental and eye vision plans.

      3. Purchase Price. The total purchase price that shall be paid by Buyer to Seller for the Seller's Assets (the "Purchase Price") shall be Seventy-Two Million Dollars ($72,000,000.00), subject to adjustment based on (i) the prorations set forth in Section 10.5, and (ii) the Closing Statements. On the Closing Date, the Purchase Price will be paid in the following manner: (i) Seven Million Dollars ($7,000,000.00) original face amount of preferred membership interests in Buyer ("Preferred Membership Interests"), and (ii) $65,000,000.0O in cash.

            3.1 Preferred Membership Interests. The Preferred Membership Interests shall be evidenced by the membership interest certificates substantially in the form of Exhibit A attached hereto, to be issued by Buyer to Seller on the Closing Date in accordance with Section 3 and this Section 3.1. The Preferred Membership Interests shall (i) entitle the Seller, or any subsequent holder thereof, to receive Preferred Distributions commencing the Closing Date at an annual rate of nine percent (9%) of the original face amount thereof, which distributions shall be cumulative and paid semi-annually (the "Preferred Distributions"), and (ii) on the eighteenth (18th) month anniversary of the Closing Date (the "Redemption Date"), be redeemed in part by Buyer in an original face amount of Three Million Dollars ($3,000,000.00) (the "Minimum Partial Redemption") at a purchase price (the "Mandatory Redemption Purchase Price") equal to the sum of Three Million Dollars ($3,000,000.00), plus any accrued and unpaid Preferred Distributions; provided however, that, subject to
Section 18.2 and Section 4.13 (as limited by Section 18.3), the Mandatory Redemption Purchase Price shall be reduced or set off by the full amount of any Claims (as defined in Section 4.13) and Damages (as defined in Section 18.1) required to be paid by Seller to Buyer under this


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Agreement. The semi-annual payment of the Preferred Distributions and the
Minimum Partial Redemption of the Preferred Membership Interests on the Redemption Date shall be subject to the terms and covenants of the Buyer's debt financing arrangements related to the transaction contemplated by this Agreement; provided, however, that such debt financing arrangements shall permit the redemption of the Minimum Partial Redemption and the Preferred Distributions related thereto on the Redemption Date. Mr. Brent Stevens, Mr. Mike Luzich, Mr. Chris Konoff and Mr. Andrew Whittaker (individually referred to as "Guarantor" and collectively referred to as "Guarantors") are members of, or are an affiliate of, the Buyer, and in return and as an inducement for Seller to enter into the transactions contemplated by this Agreement, the Guarantors, jointly and severally, hereby absolutely and unconditionally guarantee to Seller the payment on the Redemption Date of the Minimum Partial Redemption and any and all accrued and unpaid Preferred Distributions (the "Guaranty"), subject to any reduction or set off of any Claims and Damages required to be paid by Seller to Buyer under this Agreement. The Guaranty is an absolute, unconditional and continuing guaranty of payment and performance of the obligations of the Buyer under this Section 3.1 regarding the payment on the Redemption Date of the Minimum Partial Redemption and the Preferred Distributions, and the obligations of the Guarantors hereunder shall not be released, in whole or in part, by any action or thing which might be deemed a legal or equitable discharge of a surety or guarantor, other than irrevocable payment and performance in full of all obligations regarding the Guaranty. The Guarantors are executing this Agreement for the purpose of agreeing to and guaranteeing the obligations of the Guaranty of this Section 3.1. Buyer shall make a good faith effort to provide terms in its debt financing arrangements that will allow the payment of the Preferred Distributions on the scheduled Preferred Distribution Date. In the event a semi-annual Preferred Distribution payment is not made on the scheduled Preferred Distribution date due to Buyer's inability to make such payments under its debt financing arrangements, the Buyer shall make such Preferred Distribution payments at the earliest time that Buyer is permitted to do so under such debt financing arrangements, but in no event later than the Final Redemption Date (as defined below). Seller shall have all legal remedies available to it in the event that (i) Buyer has acted in bad faith associated with Buyer's failure to pay the Preferred Distributions on the scheduled Preferred Distribution date or at the earliest time that Buyer is permitted to do so under its debt financing arrangements, or (ii) all unpaid Preferred Distributions or all outstanding Preferred Membership Interests have not been paid or redeemed by Buyer by the Final Redemption Date (as defined below). The entire outstanding balance of the Preferred Membership Interests shall be redeemed by Buyer on the date seven (7) years and ninety (90) days after the Closing Date (the "Final Redemption Date") at a purchase price equal to the sum of Four Million Dollars ($4,000,000.00), plus any accrued and unpaid Preferred Distributions, plus any Preferred Membership Interests that were not redeemed on the Redemption Date and all Preferred Distributions related thereto. The Preferred Membership Interests shall, at all times during which the Preferred Membership Interests shall be outstanding, be preferred equity interests in the operating entity holding the IRGC excursion gambling boat license for Dubuque, Iowa. In order to further ensure the payment of the Preferred Membership Interests and the related Preferred Distributions, Buyer shall at the Closing Date, have at least Six Million Dollars ($6,000,000.00) of membership equity/capital contributed to the Buyer by its members exclusive of any Preferred Membership


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Interests to be issued to Seller. Three Million Dollars ($3,000,000.00) of the
Preferred Membership Interests shall be held in escrow subject to the terms of the Preferred Membership Interest Escrow Agreement, attached hereto as Exhibit C, and shall be subject to reduction or set-off in accordance with the provisions of this Section 3.1, Section 18.2 and Section 4.3 (as limited by
Section 18.3).

            3.2 Escrow. On the Effective Date, the Buyer shall deposit Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Escrow") in an interest bearing escrow account (with interest accruing thereon to the credit of the party hereto that ultimately will receive the Escrow in accordance with the terms hereof) to be held by American Trust & Savings Bank, Dubuque, Iowa ("Escrow Holder") in accordance with the provisions of this Section 3.2, and as set forth in the Escrow Agreement attached hereto as Exhibit D. The Escrow, and the interest earned thereon, shall be applied to and credited against the Purchase Price on the Closing Date. Buyer shall complete and file with the Iowa Racing and Gaming Commission ("IRGC") by February 1, 1999, Buyer's application for a license to conduct gambling games on an excursion gambling boat at Dubuque, Iowa. For purposes of this Agreement, Buyer's application for a license to conduct gambling games shall be considered complete when the IRGC deems the application to be complete enough to commence background investigations of the applicant; provided, however, that should the IRGC request additional information in connection with Buyer's gambling license application then that previously required (including, without limitation, all requisite "Class A" background applications for Mr. Brent Stevens, Mr. Mike Luzich, Mr. Chris Konoff and Mr. Andrew Whittaker, a "D Business Entity Application", an "IRGC Excursion Gambling Boat License Application" and fully executed copies of this Agreement and the Real Property Purchase Agreement), on or prior to the date of this Agreement, Buyer's obligation to file its gambling license application by February 1, 1999 shall be extended by a period of time reasonably acceptable to Buyer and Seller to accommodate such requests for additional information (the "Extended Filing Date"). Seller shall provide and furnish the information and/or materials set forth on Schedule 3.2 to assist Buyer in completing the gaming license application. In the event Buyer has not filed its gambling license application with the IRGC by February 1, 1999 or by the Extended Filing Date, if applicable, this Agreement shall be terminated and the Escrow Holder shall deliver to Seller the Escrow, and all interest accrued thereon, as liquidated damages and not as a penalty. Upon the termination of this Agreement by Seller in accordance with the provisions of Section 16 due to (i) the failure by Buyer to satisfy on or prior to the Closing Date any of the conditions set forth in Sections 9.1, 9.2, 9.3, 9.4 and 9.5, (ii) Buyer's failure to obtain the necessary approvals or consents of the IRGC required for the consummation of the transactions contemplated by this Agreement, (including but without limitation, approval of Buyer's license to conduct gambling games on an excursion gambling boat at Dubuque, Iowa) by July 15, 1999, or (iii) Buyer's inability to obtain financing to close this transaction upon the terms and conditions set forth in this Agreeement by July 15, 1999, the Escrow Holder shall deliver the Escrow, and all interest accrued thereon, to Seller. For purposes of the immediately preceding sentence, Buyer's failure to obtain the necessary IRGC approvals or consents shall not be deemed to have occurred until such time that Buyer has met with appropriate officials or representatives of the IRGC on at least two (2) separate occasions


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(if necessary) at scheduled IRGC meetings (not including any postponements, continuations or cancellations thereof) to discuss the approval and consent by the IRGC of Buyer's license application and Buyer's license application has been denied by the IRGC after such second meeting. Notwithstanding the foregoing, Buyer shall be deemed to have failed to obtain the necessary approvals and consents from the IRGC if the Buyer has not obtained such approvals and consents by July 15, 1999. In the event that this Agreement is terminated pursuant to
Section 16.1 (g) hereof due to a material adverse change in the financial markets which materially prevents Buyer from obtaining reasonable financing, the Escrow Holder shall deliver the Escrow, and all accrued interest thereon, to Seller. Upon the termination of this Agreement in accordance with the provisions of Section 16 hereof by either Buyer or Seller for any reason other than those specifically described in this Section 3.2, or as set forth in other provisions of this Agreement, the Escrow Holder shall deliver the Escrow to Buyer.

            3.3 Assumed Obligations. In addition to the payment of the Purchase Price, Buyer shall, as part of the Closing, assume the specific liabilities, obligations, contracts, agreements and purchase orders related to the Business as set forth on Schedule 3.3 (collectively, the "Assumed Obligations"). Notwithstanding any other provisions in this Agreement to the contrary, Buyer shall assume the Assumed Obligations only to the extent arising or accruing from and after the Closing Date, and Buyer shall have no duty or obligation whatsoever with respect to any duties or obligations of Seller or any member of Seller arising or accruing before the Closing Date (all of which shall be the sole responsibility and liability of Seller). Notwithstanding any other provisions in this Agreement to the contrary, Seller shall have no duty or obligation whatsoever with respect to any duties or obligations of Buyer arising or accruing under any Assumed Obligations after the Closing Date (all of which shall be the sole responsibility and liability of Buyer). Except for the Assumed Obligations, Buyer shall not assume or become obligated or liable with respect to any obligation or liability of Seller, including, but not limited to, any liability or obligations of Seller related to any litigation to which Seller is a party. Subject to the terms and conditions of this Agreement, Buyer and Seller shall execute and deliver on the Closing Date an Assignment and Assumption Agreement in the form of Exhibit E attached hereto and incorporated herein by this reference, (the "Assignment and Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Obligations and Seller shall assign the Assumed Obligations. Seller is not in material breach or violation of or default under any terms of any Assumed Obligation. On or prior to the Closing Date, Seller shall obtain the necessary consents or approvals required in connection with the Seller's assignment of the Assumed Obligations.

            3.4. Excluded Obligations. Notwithstanding any other provision of this Agreement to the contrary, except for the Assumed Obligations, Buyer shall not assume or become obligated or liable with respect to any obligation of Seller, including, without limitation, the following (collectively, the "Excluded Obligations"):

                  (a) obligations and liabilities of Seller now existing or that may arise before the Closing Date with respect to any account payable or other payables related to the


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Business, except to the extent that Buyer receives a credit with respect thereto on the Closing Statements;

                  (b) obligations and liabilities of Seller now existing or that hereafter may exist with respect to any litigation of Seller, whether or not described on Schedule 4.6.1;

                  (c) obligations and liabilities accrued as of the Closing Date to employees and former employees of Seller, including, without limitation, any compensation, severance pay, accrued vacation time, personal time, sick-leave time, salary, bonus, fringe benefits of any kind, welfare benefits, pension benefits, and other benefits or claims, including, without limitation, welfare payments and obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA");

                  (d) obligations and liabilities of Seller incurred in connection with or relating to the transfer of the Seller's Assets, including, without limitation, state and local gaming fees and taxes, any federal, state, or local transfer or other tax incurred by reason of such transfer, except for sales taxes as described in Section 3.5;

                  (e) liabilities for federal, state, or local income, sales or other taxes, except as provided in Section 3.5;

                  (f) obligations and liabilities of Seller relating to workers compensation claims, liquor liability claims, employment practices liability claims and all other claims of employees, agents or representatives of Seller prior to the Closing Date;

                  (g) any other obligation or liability of Seller arising or relating to the period before the Closing Date; and

                  (h) obligations and liabilities of Seller now existing or that hereafter may exist with respect to the Seller's Plans.

            Seller shall indemnify, defend, and hold harmless Buyer from all of the liabilities and obligations of Seller not expressly assumed by Buyer under this Agreement and all claims, suits, actions, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements, arising therefrom or from any failure by Seller or the members of Seller to pay or discharge such liabilities and obligations (including, without limitation, any Excluded Obligation) as and when they become due. Buyer shall indemnify, defend, and hold harmless Seller from all of the Assumed Obligations and all claims, suits, actions, losses, damages, costs and expenses, including, without limitation, reasonable attorneys' fees, arising therefrom or from any failure by Buyer to pay or discharge the Assumed Obligations as and when they become due after the Closing Date.

            3.5 Sales Tax. Buyer shall pay all state and local sales taxes due as a result of the consummation of the sale of the Seller's Assets. Buyer agrees to indemnify and hold


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Seller harmless for any claims, damages, liabilities, penalties and fines related to any state and local sales tax and the pay off costs, expenses and legal fees incurred in any audit, administrative review or subsequent legal action related to qualification for such exemption, and Seller shall use its best efforts to cooperate with Buyer relating to achieving such qualification. The Seller has not made more than one other sale of a vessel or any gaming equipment during the twelve (12) month period ending on the Effective Date. Seller shall be responsible for and shall pay all gaming taxes related to operations of the Business prior to Closing and shall be responsible and pay all transfer taxes related to the sale of the Seller's Assets pursuant to the terms of this Agreement other than state and local sales taxes described in this
Section 3.5.

            3.6 Employees and Employee Benefits.

                  3.6.1 Buyer agrees to offer to retain the twelve (12) employees of Seller listed on Schedule 3.5.1 for a period of not less than six
(6) months from the Closing Date on terms comparable to current terms of employment with Seller. Seller agrees that Buyer may interview Seller's key employees. Access to employees and agents of Seller shall be subject to reasonable notice by Buyer to Seller and the prior approval of James Rix, Seller's Chief Operating Officer, or a person designated by James Rix to make such approval on behalf of James Rix, which approval shall not be withheld unreasonably.

                  3.6.2 Seller shall provide Buyer with an accurate and complete list of all employees whose employment was terminated during the one (1) year period immediately preceding the Closing Date. Buyer agrees that Buyer shall offer employment commencing on the day after the Closing Date to at least that number of Seller's employees such that an insufficient number of employees will experience an "employment loss" as defined in the U.S. Worker Adjustment and Retraining Notification Act ("WARN"), as amended, 29 U.S.C. Section 2101, et. seq., or similar Iowa law, and the Seller will not have experienced a "plant closing" or "mass layoff" as defined in the WARN Act or similar Iowa law, on account of Buyer's purchase of the Seller's Assets to trigger any 60 day notice requirement under the WARN Act on or before the Closing Date. Buyer shall be solely responsible and liable for providing any required notice of termination to Seller's employees and otherwise complying with the provisions of the WARN Act or other applicable law.

                  3.6.3 Buyer agrees to the continuation of, or the replacement with plans providing a comparable benefit to, the defined contribution plan, employee welfare benefit plans and the life insurance, death and dismemberment benefit, hospital and physician benefit, medical, dental and eye vision plans for employees as described on Schedule 3.6.3 for a period of not less than one
(1) year from the Closing Date.

            3.7 Allocation of Purchase Price. Buyer and Seller acknowledge that the purchase and sale contemplated by this Agreement constitutes an "applicable asset acquisition" within the meaning of Section 1060(c) of the Internal Revenue Code of 1986, as amended. Buyer shall deliver to Seller a proposed allocation of the Purchase Price among the Seller's


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Assets (the "Allocation") as soon as practicable after the date of this
Agreement. Such Allocation shall be based on the results of a professional appraisal performed by an appraisal firm acceptable to Buyer and Seller, the fees and expenses of which shall be borne equally by Buyer and Seller. Neither Buyer nor Seller will take a position inconsistent with the allocation of the Purchase Price as determined pursuant to this Section 3.7; provided, however, that, if the Internal Revenue Service takes a position with respect to either Buyer or Seller that is inconsistent with such allocation, then either Buyer or Seller, as the case may be, may take a protective position adopting the Internal Revenue Service's contention until the controversy has been resolved.

            3.8 Transfer Documents. On the Closing Date, Seller shall sell, assign, transfer and convey the Seller's Assets to Buyer by deed, bill of sale, assignments and such other applicable title transfer documents as may be required to sell, assign, transfer and convey marketable title thereto, or a valid and subsisting leasehold estate in any Seller's Assets held under a lease. At the Closing, Seller shall deliver to Buyer control and possession of all the Seller's Assets.

            3.9 Unpaid Assessments. If, on the Closing Date, Seller's Assets or any part thereof are or will be subject to assessments that are to become due and payable after the Closing Date, all such assessments shall be obligations and liabilities of Seller and shall be paid by Seller on or prior to the Closing Date, or, at the election of Seller, offset against the Purchase Price; provided, that there shall be no obligation, liability or offset for any unpaid portion of assessments which will benefit the Buyer after the Closing Date. All assessments which Seller's Assets are subject to as of the Closing Date are listed as liabilities on Schedule 3.9 hereto (which schedule shall be updated as of the Closing Date). On the Closing Date, Buyer and Seller shall prorate the unpaid assessments based on the benefits received or to be received by the respective party prior to or subsequent to the Closing Date.

      4. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows, which representations and warranties are true and accurate on the date hereof, and shall be true and accurate on the Closing Date. The following representations and warranties of Seller shall survive the Closing for a period of eighteen (18) months, except for the representations and warranties in Section 4.1 (Organization, Standing and Authority of Seller),
Section 4.3 (Marketable Title) and Section 4.8 (Taxes) which shall survive Closing indefinitely and for representations and warranties in Section 4.6 (Litigation) which shall survive Closing for the applicable statutes of limitation and appeal period of any litigation associated with Seller.

            4.1 Organization, Standing and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Iowa. Seller is duly licensed and qualified to do business in the State of Iowa. Seller has the power and authority to execute, deliver and perform this Agreement and has taken all action required by law for such execution, delivery and performance. This Agreement is a valid and legally binding agreement of Seller enforceable in accordance with its terms except to


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the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). There are no contractual or other limitations on Seller's power to enter into this Agreement and to consummate the transactions contemplated hereby other than the requirement to obtain the approval of the IRGC.

            4.2 No Conflict. The execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement are not contrary to the Articles of Organization or Operating Agreement of Seller. Except as set forth on Schedule 4.2, the execution, delivery or performance of this Agreement by Seller and the consummation of the transactions contemplated by this Agreement will not (a) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, contract, agreement or other restriction to which Seller is a party or to which any of Seller's Assets is subject, (b) result in the creation of any lien or other charge on any of the Seller's Assets or have a material adverse effect on the Business, (c) result in an acceleration or termination of any note, loan or security agreement or similar agreement or instrument to which Seller is a party or by which any of Seller's Assets are bound, or (d) result in a violation of any order, judgment, decree, rule, regulation or law applicable to Seller. Seller shall remove any restrictions on performance of this Agreement by Seller as listed on Schedule 4.2 on or before the Closing Date.

            4.3 Marketable Title; Seller's Assets. Seller has good and marketable title to the Seller's Assets, including, without limitation, all leasehold estates and all other tangible and intangible assets, free and clear of Encumbrances (as defined below) except for Encumbrances (a) that are reflected in the Seller's financial statements, (b) that constitute statutory liens arising in the ordinary course of business or (c) that have been consented to in writing by Buyer (collectively, the "Permitted Liens"). The Permitted Liens do not in any way detract from or interfere with the use or operation of the Seller's Assets in the ordinary course of business. Seller and Buyer acknowledge that a portion of the Purchase Price shall be used to pay off and release all liens, defects of title, pledges, security interests, charges, claims and encumbrances of any kind whatsoever (collectively "Encumbrances") on the Seller's Assets. Upon consummation of the transactions contemplated hereby, Buyer shall receive the Seller's Assets free and clear of any Encumbrances. Seller's Assets include all assets and all contract rights and other intangible property used to conduct the Business as such Business was conducted by Seller as of the Effective Date. To the best of Seller's knowledge, there are no physical or mechanical defects in or to the vessels that constitute the Diamond Jo Riverboat. The vessels that constitute the Diamond Jo Riverboat are, to the best of Seller's knowledge, structurally sound and in seaworthy condition and repair and are in substantial compliance with all applicable governmental laws, rules and regulations, and have been operated and maintained in all material respects consistent with sound maritime practices. Seller has no builders or manufacturers specifications for the Diamond Jo Riverboat. All required quarterly and annual Coast Guard inspections of the Diamond Jo Riverboat have been satisfactorily completed and the Diamond Jo Riverboat has in place a current Certificate of Inspection and Seller is not in receipt of any notice or other written indication of noncompliance from the Coast Guard or other federal or local governmental authority.

            4.4 Leases. Seller has received no notice of any material default under or breach of, or of any event that would constitute a material default under or breach of, any of the covenants, conditions, restrictions, rights of way, leases or easements affecting the Seller's Assets or any portion thereof, and no such material default or breach exists. All leases pursuant to which any of the Seller's Assets are held are listed on Schedule 4.4 and are valid, subsisting and enforceable leases and, except as set forth on Schedule 4.4, Seller is not in material default under any of such leases, and there are no oral or written modifications or amendments to any of such leases. As of the Closing Date, Seller will have obtained the necessary consents for all leases to be assigned and transferred to Buyer under this Agreement. Except as set forth on Schedule 4.4, Seller is not a lessor, sub-lessor or grantor under any lease, sub-lease, consent, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of any of the real property used by Seller in the conduct of the Business.

            4.5 DRA Operating Agreement. Seller has delivered to Buyer a true and complete copy of the Operating Agreement between Seller and Dubuque Racing Association, Ltd. (the "DRA"), dated February 23, 1993, as subsequently amended (the "DRA Operating Agreement"). Seller has received no notice of any material default under or breach of, or of any event that would constitute a material default under or breach of the DRA Operating Agreement and no such material default or breach exists. For so long as Buyer agrees to operate the Business subject to the terms and conditions of the DRA Operating Agreement, DRA will have no right of first refusal or option to purchase any of the Seller's Assets after the Closing Date. On or prior to the Closing Date, Seller shall have made all payments required to be made by Seller under the DRA Operating Agreement and that are due and payable on or prior to the Closing Date.

            4.6 Litigation. Except as set forth on Schedule 4.6.1, Seller is not a party to any suit, claim, action or proceeding pending or, to the best of Seller's knowledge, threatened by or before any court, administrative or regulatory body, or governmental agency, or to any investigation pending or, to the best of Seller's knowledge, threatened by any governmental agency which there is a substantial likelihood of a judgment, order, decree, liability or other determination adversely affecting the consummation by Seller of the transactions contemplated by this Agreement or affecting Seller or any of the Seller's Assets or the Business. Except as set forth on Schedule 4.6.2, neither Seller nor any of the Seller's Assets is subject to any order, writ, injunction or decree of any court, administrative body or regulatory body or governmental agency.

            4.7 Financial Statements; Financial Condition. Exhibit F attached hereto and incorporated herein by this reference sets forth copies of Seller's audited financial statements for the calendar years 1994, 1995, 1996 and 1997 ("Seller's Financial Statements"). The Seller's Financial Statements, including, without limitation, the unaudited balance sheet of Seller, dated as of September 30, 1998, a true and complete copy of which was delivered to Buyer on or prior to the date hereof, (i) are complete, in accordance with the books and records of Seller,
(ii) accurately reflect the assets, liabilities and financial condition and results of operations indicated thereby, and (iii) have been prepared in accordance with GAAP consistently applied and contain or reflect all necessary adjustments for a fair presentation of Seller's financial condition and the results of operations for the periods covered by the Seller's Financial Statements. Seller is not in default with respect to any material term or condition of any indebtedness or liability. Except as set forth on Schedule 4.7, since the date of Seller's Balance Sheet dated as of December 31, 1997, none of the following has occurred or arisen in the operation of the Business:

            (a) Any change, event or condition that has had or reasonably may be expected to have, in any one case or in the aggregate, a material adverse effect on Seller, the Business or any of the Seller's Assets;

            (b) Any casualty, loss, damage or destruction to any of the Seller's Assets;

            (c) (i) Except for normal, periodic increases in the ordinary course of business and consistent with past practices, increase in compensation payable by Seller to any officer, employee or other representative or agent of Seller (collectively "Personnel"), and (ii) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller for any Personnel except pursuant to the existing plans and arrangements described on Schedule F;

            (d) Except as set forth on Schedule 4.7, addition to, modification of or prepayments of any kind with respect to, the employee benefit plans, of Seller effecting Personnel other than (i) contributions made for that portion of Seller's 1998 and 1999 fiscal year through the Closing Date, in accordance with normal practices of Seller, or (ii) the extension of coverage to other Personnel who become eligible after December 31, 1997;

            (e) Sale, assignment or transfer of any of the properties or assets of Seller, other than in the ordinary course of business that is consistent with past practices;

            (f) Any new Encumbrance on any of Seller's Assets or the Business

            (g) Receipt of any notice or any indication by Seller from any of Seller's suppliers to the effect that such supplier may stop or decrease the rate of supplying equipment or other products or services to Seller;

            (h) amendment, cancellation or early termination of any material contract or agreement, permit or license or other instrument relating to Seller's Assets or the conduct of the Business, other than in the ordinary course of business and consistent with past practices; or

            (i) incurrence of any liability or other obligation not in the ordinary course of business or involving payments in excess of $25,000 in the aggregate.

            Seller's books of account reflect substantially all of the Seller's items of income and expense and substantially all of the Seller's assets, liabilities and accruals, reflect all material items of Seller's income and expenses, and are prepared and maintained in form and substance adequate for preparing audited financial statements in accordance with GAAP.

            4.8 Taxes. Seller has timely filed or will timely file or cause to be timely filed all tax returns required by applicable law to be filed before or as of the Closing Date. All such tax returns and amendments thereto are or will be true, complete and correct. All taxes payable by Seller, or otherwise arising from, imposed in connection with, or applicable to the Seller's Assets, the operations and/or the Business, in respect to any period ending before or as of the Closing Date, have been or will have been paid on or before the Closing Date, or, where payment is not yet due, Seller has established, or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all such Taxes. Except as set forth on Schedule 4.8, no tax audits are pending or being conducted with respect to Seller. Seller has not received notice from the Internal Revenue Service that it intends to audit Seller for any open year, nor is there an audit currently in progress other than as set forth on Schedule 4.8. Seller shall withhold proper and accurate amounts from Seller's employee payrolls for all periods prior to the Closing Date in material compliance with all tax withholding provisions, including, without limitation, income tax withholding, social security and unemployment taxes of applicable local, state and federal laws.

            4.9 Employees; ERISA. Schedule 4.9 contains a complete list of the names of all officers, directors, and employees of Seller, together with the date of hire of each of such persons and the annual or hourly rate of compensation, the job title, job description, job classification, and benefit plan participation of each of such persons on the date of this Agreement. Except for the obligations set forth in Section 3.6, Buyer shall not have any liability or obligation whatsoever by reason of the past service, or prior employment by Seller, of any person, including, without limitation, any liability for past due compensation, severance pay, sick-leave time, vacation time, personal time, accrued bonuses or profit sharing under any bonus or profit-sharing program of Seller, and Seller shall pay all compensation, accrued bonuses and profit sharing as of the Closing Date in a manner reasonably consistent with past practices. True and correct copies of the following items have been previously delivered to Buyer: (a) all profit-sharing, deferred-compensation, bonus, commission, pension, retirement, welfare or incentive plan or contract to which Seller is a party or by which Seller is bound; (b) written or other formal personnel policies; and (c) plans or agreements under which fringe benefits, including, without limitation, vacation plans or programs, sick leave plans, hospitalization or other medical insurance plans or programs and related benefits afforded to any of Seller's employees (all of such plans and agreements described in the immediately preceding clauses (a), (b) and (c), collectively "Employee Benefit Programs"). Buyer shall have no liability, cost or obligation whatsoever under or by reason of any severance pay, compensation, accrued vacation time, personal time, bereavement time, sick-leave time, salary, bonus, fringe benefit, welfare benefit, pension benefit or other employee benefit or claim of any kind affecting the employees of Seller prior to the Closing Date. Seller shall have no liability, cost or obligation whatsoever under or by reason of any compensation, benefit plan, or bonus or profit sharing program of Buyer affecting the employees of Buyer after the Closing Date. Seller is, and on the Closing Date Seller shall have been, in material compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and Seller is not, and on the Closing Date Seller shall not have been, engaged in any unfair labor practice.

            4.10 Trademarks. Schedule 4.10 is a schedule listing all tradenames, trademarks, service marks, trademark licenses, franchises, trademark or tradename registrations and other assets of a like kind, which is, in whole or in part, used in connection with the operation of the Business (collectively, the "Trademarks"). To the best of Seller's knowledge, the Trademarks do not conflict with the rights of any person, except as set forth on Schedule 4.10. Seller has not sold or exchanged for consideration any of Seller's customer and mailing lists used in connection with the Business. Seller has not been charged with infringement of, nor, to the best of Seller's knowledge, is Seller threatened to be charged with infringement of, nor has Seller infringed upon, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any party. Seller owns (free of any right or claim of others), or is licensed or otherwise has the unencumbered right to use, all Trademarks and material technology, know-how, processes, methods and designs used in the conduct of the business of the Business as presently being conducted.

            4.11 General Compliance with Laws. Except as set forth on Schedule 4.11, Seller is in substantial compliance with all statutes, laws, ordinances and regulations applicable to Seller or Seller's operations and properties, including, without limitation, Title 31 of the USCA relating to cash reporting of transactions. Seller has received no notification alleging any violation thereof. Seller has not violated any statute, law, ordinance or regulation applicable to Seller's operations and properties that would (i) materially affect the consummation of the transactions contemplated by this Agreement or
(ii) materially adversely affect the Business or any of Seller's Assets. The operations of the Business have not been and are not now in violation of any federal, state or local law, regulation or order that could have a material adverse effect on the Business or the ownership of Seller's Assets. Schedule
4.11 contains a list of all licenses, permits, registrations, certificates, authorizations, consents, filings or declarations, each of which are required by governmental or regulatory authorities (collectively "Permits"), obtained by Seller in connection with the operation of the Business and the ownership of Seller's Assets. All Permits listed on Schedule 4.11 are in full force and effect and Seller is in substantial compliance therewith. Except as set forth on
Schedule 4.11, the Permits listed on Schedule 4.11, constitute all of the Permits necessary for the conduct of the Business as presently conducted or operated by Seller and the ownership of the Seller's

Assets. No suspension, cancellation, or termination of any Permit has been made or threatened by any governmental authority to the effect that the conduct of the Business fails to comply in any material respect with any law, rule, regulation or ordinance or that any Permit not listed on Schedule 4.11 is necessary for the operation of the Business or the ownership of Seller's Assets.

            4.12 ADA Compliance. All of the Seller's Assets materially comply with the provisions of the Americans with Disabilities Act.

            4.13 Environmental Conditions. Seller's activities on all property owned or leased by Seller materially comply with all applicable Environmental Laws. Except as set forth on Schedule 4.13, Seller has not caused any Release or threatened Release of any Hazardous Material in, on, under or from any property owned or leased by Seller. Except as set forth on Schedule 4.13, no judicial or administrative enforcement action, proceeding, claim, order, directive, notice of inspection, or notice of noncompliance by any governmental authority pursuant to any applicable environmental law (together, "Claim") has been made, or is pending or, to the best of Seller's knowledge, has been threatened against Seller with respect to either the property owned or leased by Seller or Seller's operations thereon. Seller has not received any notice from any governmental authority regarding the compliance or noncompliance of any real property owned by Seller with any Environmental Law. Seller has not granted or allowed access to or use of any part of the real property owned by Seller to any individual or entity to conduct any activity that has caused or threatens to cause the release of any Hhazardous Mmaterial in or on any of the real property owned by Seller. Except as provided above, Seller makes no representation or warranty regarding the compliance of the property owned or leased by Seller with any applicable environmental laws or with respect to the environmental condition or status of such property. Seller makes no representation or warranty regarding the activities, operations or use by any predecessor of Seller of any property owned or leased by Seller. In addition to any indemnification obligation under Section 18.2, for the eighteen (18) month period commencing the Closing Date, Seller shall indemnify Buyer for any out of pocket costs or expenses actually incurred by Buyer during such eighteen (18) month period with respect to any third party environmental Claim to the extent the event or loss giving rise to the Claim occurred prior to the Closing Date and to the extent that Buyer has not received contribution, indemnification or other payment therefor from another party. With the exception of radiator fluids, waste oils, greases and similar materials generated in the maintenance of motors used to propel vehicles and vessels, which materials have all been properly disposed of off-site and otherwise handled in accordance with applicable Environmental Laws, Seller has used no quantity of any Hazardous Material and has conducted no Hazardous Material Activity in, on, under or from any real property or facility (including the Diamond Jo) used or operated by Seller in connection with the operation of the Business. Seller has not placed, maintained or caused to exist any underground storage tank, asbestos containing material, polychlorinated byphenyl, in the form of electrical transformers, or landfill or dump on any real property or facility (including the Diamond Jo) used or operated by Seller in connection with the operation of the Business.

            The Buyer's right to indemnification under this Section 4.13 shall be limited as follows: (i) the obligation to indemnify for environmental Claims includes only indemnification for third party Claims for remediation arising from actual orders received from the Iowa Department of Natural Resources or the Federal Environmental Protection Agency, and (ii) except for breaches of representations contained in this Section 4.13 regarding Seller's activities, the obligation to indemnify for environmental Claims does not include Claims arising from property leased from the City of Dubuque, Iowa nor Claims arising from the lot on which the Ice Harbor Mall is located. Buyer shall not be entitled to make a Claim for indemnification against Seller pursuant to this
Section 4.13 unless such individual third party environmental Claim, together with all other environmental Claims, exceeds $200,000.00 (in which case all such Claims will be paid), provided, however, in no event shall the aggregate of Claims under this Section 4.13 plus the indemnifiable damages under Section 18.2 exceed $3,000,000.00. Any indemnification obligation of Seller pursuant to this
Section 4.13 shall be applied and offset against the Preferred Membership Interests as set forth in Section 3.1.

            For purposes of this Section 4.13, the following terms shall have the meanings set forth below:

            "Environmental Laws" means any and all federal, state and/or local laws, regulations and legal requirements that exist on the Closing Date pertaining to (i) the protection of health, safety and the indoor and outdoor environment, (ii) the conservation, management or use of natural resources and wildlife, (iii) the protection or use of surface water and groundwater, (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material or (v) pollution (including, without limitation, any Release to air, land, surface water and groundwater), and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 6901 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901 et seq.; the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. 1251 et seq.; the Clean Air Act of 1966, as amended, 41 U.S.C. 7401 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. App. 1801 et seq; the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. 2701 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. 11001 et seq.; the National Environmental Policy Act of 1969, 42 U.S.C. 4321 et seq.; the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. 300(f) et seq.; any similar, implementing or successor law to any of the foregoing and any amendment, rule, regulation, order or directive issued thereunder.

            "Hazardous Material Activity" means any activity, event or occurrence involving a Hazardous Material, including, without limitation, the manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened

Release, abatemnent, removal, remediation, handling of or corrective or response action to any Hazardous Material.

            "Hazardous Material" means any substance, chemical, compound, product, solid gas, liquid, waste, byproduct, pollutant, contaminant or material that is hazardous or toxic, and includes, without limitation, (i) asbestos, polycholorinated biphenyls and petroleum; and (ii) any such material classified or regulated as "hazardous" or "toxic" or as a "contaminant" or "pollutant" under the laws of the State of Iowa or any Environmental Law.

            "Release" means any soiling, migrating, seeping, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any Hazardous Material into the indoor or outdoor environment, including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Material.

            4.14 Labor Disputes and Complaints. Except as set forth on Schedule 4.14, no person, party or labor organization, including, without limitation, governmental agency of any kind, has made, brought, commenced, or to the best of Seller's knowledge, threatened any claim or action, within the last two (2) years, regarding a labor dispute, unfair labor practice, employee representation proceeding, wage and hour claim, occupational safety and health claims, employee arbitration, worker's compensation claims or any other labor dispute proceeding or investigation, with respect to Seller, the Business or any of Seller's Assets. Seller has not entered into a binding agreement with organized labor that would cover the employees of Seller. Seller is in material compliance with all applicable laws respecting employment practices, terms and conditions of employment and wages and hours. Seller is not subject to any pending or threatened grievance, labor dispute, strike or work stoppage that affects or that may affect adversely the Business or any of the Seller's Assets, and there is no charge or complaint against Seller or any of the Seller's Assets by or before the National Labor Relations Board, or before any court or other tribunal, involving any charge of any unfair labor practice.

            4.15 Consents. Except for (i) the consent and approval of the IRGC and other governmental agencies or authorities in connection with the operation of the Business, (ii) the consent and approval of the Dubuque Racing Association, Ltd. to the assignment of the Dock Sublease, and (iii) and as set forth on Schedule 4.15 (which consents shall be obtained by Seller prior to Closing) and except for consents and approvals already obtained by Seller: (a) no consent, approval or agreement of any person, entity, party, court, agency or government is required to be obtained by Seller in connection with the execution and delivery of this Agreement or the performance of the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) Seller's execution and delivery of this Agreement and the performance by Seller of Seller's obligations under this Agreement do not and will not require any registration with, consent or approval of, notice to or any action by any person or governmental authority; and (c) Seller is not required to obtain any permit of any kind from any regulatory or governmental authority in order to consummate the transactions contemplated by this Agreement. Seller shall use its best efforts to obtain before the Closing Date all requisite consents, approvals and agreements of third parties, including, without limitation, governmental or other regulatory agencies, foreign or domestic, required to be received by or on the part of Seller for the execution and delivery of this Agreement and the performance of its terms.

            4.16 Brokerage and Finder's Fees. Except as set forth on Schedule 4.16, neither Seller nor anyone on Seller's behalf has any actual or potential liability to any broker, finder or agent, and Seller has not agreed to pay any brokerage fee, finder's fee or commission, with respect to the transactions contemplated by this Agreement. Seller shall indemnify, hold harmless and defend Buyer against all claims and liabilities asserted against Buyer, any of the Seller's Assets, or any combination of them, by any person acting or claiming to act as a broker or finder on behalf of Seller.

            4.17 Options. Except as set forth in the DRA Operating Agreement, there are no rights of first refusal, options or similar rights granted with respect to any of the Seller's Assets.

            4.18 Affiliate Contracts. Except for employment agreements and except as specifically identified on Schedule 4.18, there does not exist any contract, agreement or other arrangement between Seller and (a) any affiliate of Seller, (b) any entity in which Seller directly or indirectly owns more than a five percent (5%) interest or (c) any of the managers or members of the Seller.

            4.19 Restrictive Agreements. Except for the DRA Operating Agreement and the excursion gambling riverboat license issued by the IRGC, there are no contracts or agreements to which Seller is a party or under which the operation of any of the Seller's Assets is in any way bound that in any way excludes or restricts the use of the Seller's Assets in competing in any geographic area or business sector.

            4.20 Utilities Access. The Diamond Jo Riverboat has access to all water, sewer, electric, natural gas, telephone and drainage facilities and all other utilities to conduct the Business as presently conducted, and such access has been provided in material compliance with all requirements of applicable law, rules, ordinances, and regulations.

            4.21 Public Improvements. Except as set forth on Schedule 4.21, to the best of Seller's knowledge, there are no current or proposed plans to widen, modify, or realign any street or highway and no existing, proposed, or, to the best of Seller's knowledge, threatened eminent domain proceedings, or private purchase in lieu of such proceedings, that would affect the Business in any way, and except as previously disclosed to Buyer, there are no presently planned public improvements that would or could result in the creation of a special assessment or similar lien on the Business.

            4.22 Complimentaries. Seller is not committed to any complimentary arrangement for food or beverage for any guest or client of the Business as of the Closing Date, or for any period thereafter, except in accordance with prior practices and disclosed on Schedule 4.22.

            4.23 Customer Database. No employee, representative, agent, or member of Seller has delivered, and Seller shall not permit any employee, representative, agent, or member of Seller to deliver, Seller's customer database files and records to a third party or allow a third party access to Seller's customer database files and records. Seller's customer data base files and records employ an electronic player tracking system that collects and stores information about the guests and clients of the Business, including, without limitation, gambling preferences, profits and losses and complementary arrangements. Seller's customer data base files and records are updated and maintained by Seller regularly and shall be updated and maintained by Seller through the Closing Date consistent with past practices.

            4.24 Material Purchase Orders. Buyer shall acquire all rights and assume all obligations under all open material purchase orders made in the ordinary course of business consistent with past practice and existing as of the Closing Date; provided, however, that Seller shall provide Buyer notice of, and an opportunity to disapprove, every material purchase order that is in excess of $50,000.00 and is not in the ordinary course of business as contemplated by and reflected in the Seller's 1998 and 1999 budgets.

            4.25 Adverse Agreements. Seller is not a party to any undisclosed agreement or instrument or subject to any undisclosed charter or other restriction or any undisclosed judgment, order, writ, injunction, decree, or award that materially adversely affects or in the future could materially adversely affect the Business or any of the Seller's Assets.

            4.26 Adverse Facts and Circumstances. Except as set forth on
Schedule 4.26 and except for facts or circumstances with respect to legislative or regulatory actions upon which Buyer has conducted and relied upon its own due diligence, Seller does not know of any fact or circumstance that is reasonably likely to have any material adverse effect on (i) the Business, (ii) the condition, financial or otherwise, or prospects of Seller, (iii) any of Seller's Assets. or Seller's rights, title, and interest thereto, or (iv) Seller's ability to transfer the Seller's Assets on the Closing Date to Buyer free and clear of all Encumbrances of any kind.

            4.27 Accuracy of Information. No statements, representations, and warranties made by Seller in this Agreement and in the Schedules and Exhibits attached hereto contain any untrue statement of material fact or omitted a material fact necessary to make the statements or facts contained therein not materially misleading, and all lists contained in the Schedules attached hereto are materially complete and correct. None of the information supplied or to be supplied in writing on or before the Closing Date by Seller or on behalf of Seller to Buyer or Buyer's agents or representatives in connection with this Agreement did contain or will contain, at the respective times when such information was or is delivered, any untrue statement of a material fact, or omitted or will omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading. If at any time after the delivery and before the Closing Seller becomes aware that any of such information has become untrue or misleading, in any material respect, Seller promptly shall notify Buyer in writing of such occurrence.

            4.28 Approval of Agreement by Members. This Agreement and each of the transactions contemplated hereby have been duly approved by Seller's members at a meeting duly held by Seller prior to the date of this Agreement.

            4.29 Maintenance of Insurance. Seller carries insurance (including self insurance) in such amounts and covering such risks as set forth on Schedule
4.29. Seller is not in default under any of such policies or binders, nor has Seller failed to give any notice or to present any claim under any such policy or binder in a due and timely fashion, except where such failure to comply therewith would not reasonably be expected to have a material adverse effect on the Business or on any of the Seller's Assets, which insurance is adequate for the operation of the Business as presently conducted and consistent with insurance customarily maintained by operators of river boat casinos in the river boat industry. Schedule 4.29 contains a complete and accurate list in all material respects of all policies or binders of fire, liability, title, worker's compensation, liquor liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums and a general description of the type of coverage provided) maintained by Seller with respect to the Business or any of Seller's Assets, all of which policies and binders are in full force and effect on the Closing Date. All of such policies and binders are sufficient in all material respects to comply with the terms of all agreements or contracts to which Seller is a party or with respect to which any of the Seller's Assets are bound. There are no outstanding unpaid claims under any such policies or binders.

            4.30 Disclosure of Confidential Information. Except as required by law or legal process and except in accordance with the terms and provisions of those certain confidentiality agreements between Seller and the parties identified on Schedule 4.30 (the "Third Party Confidentiality Agreements"), Seller has not disclosed (whether orally or in writing) to any person or entity (other than Buyer) any confidential information of Seller, including without limitation, information about future business plans and opportunities, business secrets or methods, business policies, reports, lists of names of suppliers, customers and guests or any other confidential information or trade secret of any type or description. Seller shall be responsible for obtaining any consents or approvals in connection with the assignment of the Third Party Confidentiality Agreements to Buyer in accordance with the terms and conditions of this Agreement.

            4.31 Competing Interests. Except as set forth on Schedule 4.31, neither Seller nor any of Seller's members, affiliates or related parties has any direct or indirect ownership interest greater than five percent (5%) in any corporation, partnership, limited liability company, trust or other business entity that is a vendor of any of Seller's Assets to Seller or with which Seller is affiliated or has a business relationship.

      5. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows, each of which is true and accurate on the date hereof and shall be true and accurate on the Closing Date. The following representations and warranties of Buyer shall survive the Closing for a period of eighteen (18) months.

            5.1 Organization, Standing and Authority of Buyer. Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the power to execute and deliver this Agreement and has taken all action required by law for such execution, delivery and performance. This Agreement is a valid and legally binding agreement of Buyer enforceable in accordance with its terms except to the extent that enforcement thereof may be limited by (a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Except as set forth on Schedule 5.5, there are no contractual or other limitations on Buyer's power to enter into this Agreement or to consummate any of the transactions contemplated by this Agreement other than the requirement to obtain the consent of the IRGC.

            5.2 No Conflict. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated by this Agreement, are not contrary to the articles of organization or operating agreement of Buyer. Except as set forth on Schedule 5.2, the execution, delivery, performance or consummation of this Agreement by Buyer will not (a) with the passage of time, the giving of notice or otherwise, result in a violation or breach of, or constitute a default under, any term or provision of any indenture, mortgage, deed of trust, lease, instrument, contract, agreement or other restriction to which Buyer is a party or to which any of Buyer's property is subject, (b) result in the creation of any lien or other charge on any of the assets of Buyer, (c) result in an acceleration or termination of any loan or security interest agreement or similar agreement or instrument to which Buyer is a party or (d) result in a violation of any order, judgment, decree, rule, regulation or law applicable to Buyer.

            5.3 Litigation. Except as set forth on Schedule 5.3, Buyer is not a party to any suit, claim, action or proceeding now pending or threatened before any court, administrative body or regulatory body, or by any governmental agency, or any investigation now pending or, to the best of Buyer's knowledge, threatened by any governmental agency in which there is a substantial likelihood of a judgment, order, decree, liability or other determination affecting the consummation by Buyer of the transactions contemplated by this Agreement.

            5.4 Compliance with Laws. Buyer has not violated any statute, law, ordinance or regulation applicable to Buyer's operations and properties that would materially affect the consummation of the transactions contemplated by this Agreement.

            5.5 Consents. Except as set forth on Schedule 5.5, and except with respect to such consents and licenses required to be obtained from the IRGC or other governmental agencies or authorities in connection with the operation of the Business after the Closing Date, (a) no consent, approval or agreement of any person, entity, party, court or government is required to be obtained by Buyer or the Members of Buyer in connection with the execution and delivery of this Agreement or the performance of the terms of this Agreement or the consummation of the transactions contemplated by this Agreement; (b) Buyer's obligations under this Agreement do not and will not require any registration with, consent or approval of, notice to or any action by any person or governmental authority; and (c) Buyer is not required to obtain any permit of any kind from any regulatory or governmental authority in order to consummate the transactions contemplated by this Agreement. Buyer shall use its best efforts to obtain before the Closing Date all requisite consents of third parties, including, without limitation, governmental or other regulatory agencies, foreign or domestic, required to be received by or on the part of Buyer for the execution and delivery of this Agreement and the performance of its terms.

            5.6 Brokerage and Finder's Fees. Except as set forth on Schedule 5.6, neither Buyer nor anyone on Buyer's behalf has any liability to any broker, finder or agent, and Buyer has not agreed to pay any brokerage fee, finder's fee or commission, with respect to the transactions contemplated by this Agreement. Buyer shall indemnify and hold harmless Seller from and against all claims or liabilities asserted against Seller by any person acting or claiming to act as a broker or finder on behalf of Buyer.

      6. Seller's Pre-Closing Obligations.

            6.1. Seller's Covenants. From the date hereof to the Closing Date, Seller shall continue to conduct Seller's business in the ordinary course of business, consistent with past practices, in accordance with standards of operation existing as of the date hereof and in accordance with Seller's annual budget or budgets, copies of which have been or will be provided to Buyer on or prior to the Effective Date. Except for transactions provided for herein, and without limiting the generality of the foregoing, Seller shall not directly or indirectly:

            (a) Merge or consolidate with or into any corporation, limited liability company or other entity, or amend its Articles of Organization or Operating Agreement;

            (b) Change or agree to change in any material manner the Business;

            (c) Sell, transfer or otherwise dispose of any of the Seller's Assets outside the ordinary course of business;

            (d) Sell, assign, transfer or otherwise dispose of the Trademarks;

            (e) Except in the ordinary course of business, modify, amend, alter or terminate any existing material agreement or enter into any material agreement that extends by its terms beyond the Closing Date or that could not reasonably be fully performed before the Closing Date;

            (f) Fail to pay when due all sums owed to third parties under any material agreement or otherwise fail to perform fully all of the terms and covenants imposed on Seller under any material agreement;

            (g) Except (i) as otherwise contemplated herein, (ii) as contemplated in the Seller's 1999 budget, true and complete copies of which are attached hereto as Schedule 6.1(g), or (iii) as may be necessary pursuant to
Section 6.1(a) hereof, enter into any transaction material in nature or amount other than in the ordinary course of business, consistent with past practice, or create or enter into any additional purchase orders that exceed $50,000;

            (h) Fail to keep the Seller's Assets insured, or fail to maintain insurance coverage in accordance with customary industry practice;

            (i) Fail to use its best efforts to maintain possession and control of all of the Seller's Assets, fail to keep in faithful service Seller's employees, fail to preserve the goodwill of Seller's suppliers, customers and others having business relations with Seller, or do anything to impair Buyer's ability to keep and preserve, after the Closing Date, Seller's business existing on the date hereof;

            (j) Fail to maintain the Seller's Assets in its present repair, order and condition (reasonable wear and use and damage by fire or other casualty excepted);

            (k) Fail to maintain books, accounts and records concerning the Seller's Assets in the usual regular and ordinary manner on a basis consistent with that heretofore employed;

            (l) Sell, mortgage, lease, buy or otherwise acquire any real estate or any interest therein, including any leasehold interest, or extend the term of any leasehold interest;

            (m) Fail to materially comply with all laws applicable to any of the Seller's Assets or to the conduct of the Business;

            (n) Fail to furnish to Buyer all information and data presently available to Seller or Seller's agents that is reasonably necessary or desirable in order to assist Buyer to secure the permits, licenses, liquor licenses and approvals required to operate the Business;

            (o) Fail to purchase and replenish existing inventories and expenditures for normal and customary business operations as reasonably may be required for the continued operation of the gaming operations of the Business in accordance with practices in existence as of the date hereof;

            (p) Fail to pay all applicable state and local gaming and liquor fees and taxes due on or before the Closing Date with respect to the gaming operations required to be paid in order to maintain any license or permit necessary for the operation thereof;

            (a) Reduce hours of operation;

            (r) Change credit policies for customers;

            (s) Fail to maintain a level of marketing and other advertising reasonably comparable to that existing during the three (3) year period immediately preceding the date of this Agreement;

            (t) Except for regular pay increases in the ordinary course of business (not to exceed 3.5% in the aggregate in any given twelve (12) month period), increase the rate of compensation payable or to become payable by Seller to any employee of Sellers, or except for any bonus, profit sharing or other plans and agreements in existence as of the Effective Date, make, accrue or become liable for any bonus, profit sharing, termination or incentive payment to any employee of Seller; or

            (u) Mortgage, pledge or subject to any encumbrance of any kind any of the Seller's Assets.

            6.2 Pre-Closing Assistance. Before the Closing Date, at the request of Buyer, Seller shall use its best efforts to provide reasonably requested information to Buyer for the purpose of assisting Buyer in obtaining Buyer's financing, provided, however, that Seller shall have no liability whatsoever for or associated with such financing other than with respect to any written information of Seller (related to Seller's current operations and not related to any proposed or projected operations of Buyer) furnished to Buyer in connection with such financing. Prior to the Closing Date, Seller shall cause its senior members of management, including James P. Rix, to be available at such time reasonably requested by Buyer to provide information in the preparation of any documentation and any road show presentations related to Buyer's financing and to attend any such road show or other presentation. Buyer's accountants, at Seller's cost and expense, shall prepare audited financial statements for Seller's 1998 fiscal year. Buyer shall be responsible for bringing Seller's 1996 and 1997 audited financial statements in compliance with Regulation S-X as promulgated by the Securities and Exchange Commission. Buyer agrees to indemnify and hold harmless Seller and any representative or agent of Seller, including, but not limited to, James P. Rix, from any liability, claim, expense or cost associated with assisting Buyer in obtaining Buyer's financing, provided, however, that such indemnity shall not apply to the extent such liability, claim, cost or expense (i) relates to any written information of Seller (related to Seller's current operations and not related to any proposed or projected operations of Buyer) furnished to Buyer in connection with such financing, and (ii) arises out of or results from any malfeasance, fraud, willful misconduct or gross negligence of Seller or any of Seller's representatives or agents.

      7. Conditions Precedent to Closing of Buyer and Seller. The obligations of Buyer and Seller under this Agreement are subject to the satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by the mutual written agreement of Buyer and Seller.

            7.1 Execution and Delivery. All Schedules, together with backup documentation, Exhibits and other documents to be signed and delivered by each party hereto to the other shall have been signed and delivered to the other party hereto.

            7.2 Threatened or Pending Litigation. No suit, action, or other proceeding shall be threatened or pending by or before any court or governmental agency seeking to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of any of the transactions contemplated hereby, or which affects or could affect the value of any of the Seller's Assets or the Business.

            7.3 Related Transaction. The consummation of that certain Real Property Purchase and Sale Agreement between Buyer and Harbor Community Investment, L.C. ("HCI"), dated the ____ day of January 1999 (the "Real Property Agreement"), a related transaction, and the simultaneous closing of said real property acquisition.

            7.4 IRGC Approval. Buyer and Seller shall have obtained the approval of this Agreement by the IRGC.

      8. Conditions Precedent to Closing of Buyer. The obligations of Buyer under this Agreement are subject to satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by Buyer.

            8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and accurate in all material respects as if made on and as of the Closing Date.

            8.2 Performance of Covenants. Seller shall have duly performed all obligations, covenants and agreements undertaken by Seller under this Agreement and substantially complied with all terms and conditions applicable to Seller hereunder to be performed or complied with before the Closing Date, including without limitation, Seller's obligations under Sections 10.3. 10.5. 13.6. 13.10 and 14.

            8.3 Adverse Changes. Since January 1, 1999, there shall have occurred (a) no material loss, damage or destruction to any of the Seller's Assets, and (b) no other event or condition that materially adversely affects or threatens to materially adversely affect the ability of Buyer to exercise full rights of ownership with respect to the Business or any of the Seller's Assets.

            8.4 Asset Sales. None of the Seller's Assets shall have been sold or otherwise transferred except in the ordinary course of business, consistent with past practice and Seller shall have in place the CDS Oasis Slot System to be assigned to Buyer at Closing.

            8.5 Opinion. Buyer shall have received from Seller's counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and its respective counsel that:

                  (a) Seller is duly organized, validly existing and in good standing under the laws of the State of Iowa, and Seller has the power and authority to (i) consummate the transactions contemplated by this Agreement,
(ii) execute and deliver this Agreement and the other agreements, documents, instruments and certificates required to be delivered by Seller thereby and perform its duties and obligations required to be performed thereunder, and
(iii) own and use its assets and conduct the Business as presently conducted.

                  (b) This Agreement is a valid and legally binding agreement of Seller and on the Closing Date will be enforceable against Seller in accordance with its terms except to the extent that enforcement thereof may be limited by
(a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) Except as disclosed on Schedule 4.6.1 of the Asset Purchase and Sale Agreement, such counsel does not know of any suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Seller seeking to enjoin the consummation of the transactions contemplated by this Agreement or if which determined adversely to Seller would have a material adverse effect on Seller, the Business or any of the Seller's Assets.

                  (d) Except as disclosed on Schedule 4.2 of the Asset Purchase and Sale Agreement, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a default, or any event that would with notice or lapse of time, or both, constitute a default, under, or violation or breach of (i) Seller's Articles of Organization, Operating Agreement or, to the best of such counsel's knowledge, any indenture, license, permit, lease, franchise, mortgage instrument or other material agreement to which Seller is a party or by which Seller or Seller's properties may be bound; (ii) any existing federal or Iowa constitution, statute, regulation or law to which Seller or any of the Seller's Assets are subject; or (iii) to the best of such counsel's knowledge, any existing judicial or administrative decrees, writ, judgment or order to which Seller or any of its Assets or subject.

                  (e) To the knowledge of such counsel, except for the approval of the IRGC and the approval of the members of Seller and except as set forth on
Schedule 4.15, no consent, approval, waiver, license or authorization by any person, entity or governmental authority under any federal or Iowa statute or regulation is required in connection with the execution, delivery and performance by Seller of this Agreement, or any other agreements, documents, instruments and certificates required to be delivered by Seller thereby.

                  (f) Seller's counsel shall provide a normal and customary Securities Exchange Act of 1934 Section l0b-5 opinion that is customary and normal in transactions similar to the transaction contemplated by this Agreement, such opinion subject to review and approval by the Seller's securities counsel and Buyer's securities counsel, or in the event that Buyer determines to engage Seller's counsel in connection with the subject securities transaction, Seller's counsel shall provide a normal and customary Securities Exchange Act of 1934 Section 10b-5 opinion that is customary and normal in securities transactions, such opinion subject to review and approval by Seller's securities counsel and Buyer's securities counsel.

            8.6 Officer's Certificate. Buyer shall have received a certificate from Seller, dated as of the Closing Date and executed by the Chief Operating Officer of Seller, to the effect that (a) all of the conditions contained in Sections 7 and 8 have been satisfied; (b) all of the representations and warranties of Seller contained in this Agreement are true and accurate as of the Closing Date; and (c) all of the covenants and agreements of Seller contained in this Agreement and required to be performed before the Closing have been performed and Seller is not in breach or default of any of Seller's obligations or representations or warranties contained in this Agreement.

            8.7 Attorney General Letter. Buyer shall have received a copy of a letter from the Iowa Attorney General's office to the Executive Director of the IRGC to the effect that under Iowa law, in the event that the Dubuque County Referendum in 2002 does not approve the continuation of riverboat gaming in Dubuque County, Iowa, a licensee will continue to have the right and the legal ability to continue the gaming operation on the Diamond Jo Riverboat at the present site for a period of time of nine (9) years from the date the licensee's license was originally issued. Seller shall use its best efforts to assist Buyer in obtaining a copy of the AG Letter.

            8.8 Extension of Dubuque City Lease. That certain Lease Agreement dated as of February 28, 1990, between Dubuque Racing Association ("DRA"), as Lessee and the City of Dubuque, Iowa, as Lessor, pursuant to which the DRA subleased the property to Seller, as Lessee, ("Dubuque City Lease") shall have been extended through the year 2008.

            8.9 Licenses. Buyer shall have received necessary gaming and liquor licenses including, but not limited to, a gaming license from the IRGC to operate a gaming excursion riverboat at Dubuque, Iowa, registrations with the United States Department of Justice to own and hold gaming devices, applications with the City of Dubuque, Iowa, the Iowa Department of Commerce, Alcoholic Beverages Division and the Bureau of Alcohol, Tobacco and Firearms of the U.S. Department of Justice for all applicable registrations and licenses necessary to sell alcoholic beverages. In the event that Buyer has not received the foregoing gaming licenses by July 15, 1999 or the foregoing alcoholic beverage licenses by July 15, 1999, pursuant to Sections 16.1 and 16.2, this Agreement shall terminate and the Escrow, and all interest earned thereon, shall be delivered to Seller.

            8.10 Material Limitation. No statute, rule, regulation, executive order or final decree or preliminary or permanent injunction shall have been enacted, entered or promulgated that would (a) impose any material limitation on the ability of Buyer to exercise full rights of ownership with respect to any of the Seller's Assets, or (b) impose any new or increased fee or tax applicable to the Business or any of Seller's Assets. In the event the transaction contemplated by this Agreement does not close by July 15, 1999 due to a material limitation, as set forth in this Section 8.10, this Agreement shall terminate and the Escrow, and all interest earned thereon, shall be delivered to Seller.

            8.11 Consents. All material notices, consents, approvals and authorizations to and from any governmental authority or other person or entity necessary to permit Seller to transfer all of the Seller's Assets to Buyer in the manner contemplated by this Agreement and to permit Buyer to operate the Business as presently conducted after the Closing Date, shall have been obtained.

            8.12 1998 Financial Statements. Seller shall have delivered to Buyer audited financial statements of Seller for the fiscal year ended December 31, 1998.

            8.13 Business Interruption Insurance. On or prior to the Effective Date, Seller shall have obtained, at its sole cost and expense through the Closing Date, business interruption insurance in such amounts and on terms and conditions reasonably acceptable to Buyer.

            8.14 City Leases. On or prior to the Closing Date, lease agreements, extensions or similar documents covering all real property owned by the City of Dubuque that was leased to DRA and subleased to Seller for use in the Business prior to Closing including, but not limited to, assignment of all parking rights granted by the City of Dubuque, shall have been finalized, such agreements, extensions or documents to include terms and conditions satisfactory to Buyer. Buyer agrees that it will not as a result of an executed City Lease adjust the Purchase Price or any of the economics of this Agreement and acknowledges that the only remedy available to Buyer for a City Lease that is unsatisfactory to Buyer is termination of this Agreement.

      9. Conditions Precedent to Obligations of Seller. The obligations of Seller under this Agreement are subject to satisfaction of the following conditions at or before the Closing Date; provided, however, that satisfaction of any of the following conditions may be waived by Seller.

            9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and accurate in all material respects as if made at and as of the Closing Date.

            9.2 Performance of Covenants. Buyer shall have duly performed all obligations, covenants and agreements undertaken by Buyer herein and complied with all terms and conditions applicable to Buyer hereunder to be performed or complied with before the Closing Date.

            9.3 Opinion. Seller shall have received from Buyer's counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller and its respective counsel that:

                  (a) Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and Buyer has the power and authority to (i) consummate the transactions contemplated by this Agreement,
(ii) execute and deliver this Agreement and the other agreements, documents, instruments and certificates required to be delivered by Buyer thereby and perform its duties and obligations required to be performed thereunder, and
(iii) own and use the Seller's Assets and conduct the Business as presently conducted.

                  (b) This Agreement is a valid and legally binding agreement of Buyer and on the Closing Date will be enforceable against Buyer in accordance with its terms except to the extent that enforcement thereof may be limited by
(a) bankruptcy, reorganization, moratorium, fraudulent conveyance or similar laws now or hereafter in effect relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

                  (c) Such counsel does not know of any suit, action, arbitration, legal, administrative or other proceeding or governmental investigation pending or threatened against or affecting Buyer seeking to enjoin the consummation of the transactions contemplated by this Agreement or if which determined adversely to Buyer would have a material adverse effect on Buyer.

                  (d) To the knowledge of such counsel, neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a default, or any event that would with notice or lapse of time, or both, constitute a default, under, or violation or breach of (i) Buyer's Articles of Organization and Operating Agreement, or any indenture, license, permit, lease, franchise, mortgage instrument or other material agreement to which Buyer is a party or by which Buyer or Buyer's properties may be bound; (ii) any existing federal or state constitution, statute, regulation or law to which Buyer is subject; or (iii) any existing judicial or administrative decrees, writ, judgment or order to which Buyer is subject.

                  (e) To the knowledge of such counsel, except for the approval of the IRGC, no consent, approval, waiver, license or authorization by any person, entity or governmental authority under any statute or regulation is required in connection with the execution, delivery and performance by Buyer of this Agreement, any other agreements, documents, instruments and certificates required to be delivered by Buyer thereby.

            9.4 Litigation. On the Effective Date, (i) Buyer shall have executed and delivered to Seller in escrow as provided below, a complete release of Seller, Joseph P. Zwack and all representatives and agents of Seller, from any litigation and any claims related to the February 1998 proposed sales transaction between Seller and Buyer (the "Release"), (ii) Buyer and Seller shall have executed and delivered to each other a Standstill Agreement in form and substance acceptable to Buyer and Seller pursuant to which, among other things, Buyer shall agree not to continue or to commence prosecuting the foregoing litigation until the earlier to occur of (x) the termination of this Agreement, or (y) July 15, 1999, and Seller shall agree not to assert in any future proceeding any equitable "laches" argument (i.e., that Buyer has "sat on its rights") during the period of negotiations, execution, and performance under this Agreement, but Seller shall not be precluded, in any subsequent litigation, from seeking any monetary or other equitable relief, for actions taken during the period of negotiation, execution, and performance under this Agreement, and
(iii) Buyer shall have paid to Seller in escrow all of Seller's and Zwack's out-of-pocket legal costs and expenses associated with the litigation regarding this matter in an amount not to exceed $12,000.00 (the "Litigation Expenses"). The Release and the Litigation Expenses shall be held in escrow in accordance with the terms and provisions of the Escrow Agreement. The Release and the Litigation Expenses shall be released from escrow and delivered to Seller (i) upon Closing, (ii) in the event of Buyer's material breach of any provision of this Agreement resulting in termination of this Agreement, (iii) in the event that Buyer is unable to obtain financing to close the transaction contemplated by this Agreement by July 15, 1999 resulting in termination of this Agreement, or (iv) in the event that Buyer fails to file its license application by February 1, 1999 or fails to receive a license from the IRGC by July 15, 1999 resulting in termination of this Agreement.

            9.5 Officer's Certificate. Seller shall have received a certificate from Buyer, dated as of the Closing Date and executed by an officer of Buyer, to the effect that (a) all of the conditions contained in Sections 7 and 9 have been satisfied; (b) all of the representations and warranties of Buyer contained in this Agreement are true and accurate as of the Closing Date; and (c) all of the covenants and agreements of Buyer contained in this Agreement and required to be performed before the Closing have been performed and Buyer is not in breach or default of any of Buyer's obligations or representations or warranties contained in this Agreement.

            9.6 Consents. All material notices, consents, approvals, authorizations and waivers to or from any governmental authority or other person or entity necessary to permit Seller to transfer all of the Seller's Assets to Buyer in the manner contemplated by this Agreement shall have been obtained.

            9.7 Financing Letter. Seller shall have received from Buyer's investmnent banker, Jefferies & Company, Inc., a letter addressed to the Seller, issued on the Effective Date, indicating that, subject to certain customary terms and conditions, Jefferies & Company, Inc. is highly confident that the Buyer will be able to obtain financing on terms that allow the Buyer to proceed with the transaction contemplated herein.

      10. Closing. Provided that all of the conditions to the close of the transaction contemplated by this Agreement as set forth in this Section 10 have been satisfied, the transaction shall close on the date selected by Buyer that is at least three (3) but no more than thirty (30) business days after Buyer is approved by the IRGC to operate an excursion gaming riverboat from Dubuque, Iowa, but not later than July 15, 1999, unless waived by Seller and Buyer, and all other conditions contained in Sections 7, 8 and 9 are satisfied or waived (the "Closing Date"). Buyer shall give Seller written notice specifying the Closing Date not less than five (5) business days prior thereto.

            10.1 Conditions to the Closing. The transaction contemplated by this Agreement shall not close unless and until:

                  (a) All parties have delivered all sums and documents required as provided in Sections 10.3 and 10.4;

                  (b) All of the conditions set forth in Sections 7, 8 and 9 have been waived or satisfied as provided by this Agreement; and

                  (c) The Closing Statements have been prepared and delivered in accordance with the provisions of Section 13.10.

            10.2 Delivery of Documents and Delivery of Funds. On the Closing Date, Buyer shall deliver to Seller all items set forth in Section 10.4, and Seller shall deliver to Buyer all items set forth in Section 10.3.

            10.3 Seller's Deliveries. At the Closing, Seller shall deliver to Buyer each of the following:

                  (a) Bills of Sale for the vessels that constitute the Diamond Jo Riverboat;

                  (b)   Current U.S. Coast Guard Certificates of Documentation;

                  (c)   Current U.S. Coast Guard Certificates of Inspection;

                  (d) Current Federal Communications Commission ship-to-shore radio licenses;

                  (e) Assignments of all material agreements, including without limitation, the Third Party Confidentiality Agreements;

                  (f)   Bill(s) of sale for the Seller's Assets;

                  (g) Seller's assignment of the Assumed Obligations in substantially the form of Exhibit A attached hereto; and

                  (h) Such other documents required to be delivered under this Agreement.

            10.4 Buyer's Deliveries; Payment. At the Closing, Buyer shall deliver to Seller each of the following:

                  (a)   Application of Documentation for Diamond Jo Riverboat;

                  (b)   Citizenship Declaration for Buyer;

                  (c) Buyer's assumption of the Assumed Obligations in substantially the form of Exhibit A attached hereto;

                  (d)   Preferred Membership Interests; and

                  (e) Cash by wire transfer of funds for the balance of the Purchase Price.

            10.5 Prorations. The following matters and items shall be apportioned between the parties hereto or, where applicable, credited in total to a particular party hereto, as of the Closing Date:

            (a) Taxes, including, without limitation, real estate, personal property, business, prepaid gaming and occupation taxes, if any (based on the most current available information), and water and sewer charges shall be prorated as of the Closing Date, or charged on the basis of applicable governmental records, and shall be readjusted when the actual bills are available pursuant to Section 13.10. Such taxes assessed for the fiscal year shall be prorated as of the date on which billings are received with respect thereto, with Seller being responsible for the taxes accrued with respect to all periods before the Closing Date, and Buyer being responsible for all subsequent periods.

            (b) Telephone and utility services shall be prorated as of the Closing Date. All deposits, if any, made by Seller as security under any public service contract shall be credited to Seller if the same remain on deposit for the benefit of Buyer. Where possible, cut-off meter readings shall be secured for all utilities as of the Closing Date.

            (c) Any amount prepaid or payable under any lease or option agreement and any accrued rental and any percentage rental under space leases shall be prorated as and when collected. All security deposits held by Seller, including customer deposits held in the casino cage, shall be transferred to Buyer, and all obligations with respect to such security deposits shall be assumed by Buyer on the Closing Date.

            (d) Fees paid or payable for transferable licenses shall be prorated as of the Closing Date.

            (e) With respect to the Seller's Assets and business operations then sold and conveyed to Buyer, Seller's insurance shall be canceled on the Closing Date, and Seller shall retain all prepaid premiums and be responsible for any additional premiums due on or after the Closing Date due to any insurance audit or retrospective rating adjustments that were incurred prior to Closing and any payment of claims within the applicable deductibles required to be paid thereunder. Buyer shall arrange for immediate effectiveness of Buyer's own insurance coverage as of the Closing Date.

            (f) All Excluded Obligations not paid by Seller on or prior to the Closing Date shall be deducted from the Purchase Price.

            (g) On the Closing Date, such other items shall be prorated as are provided for in this Agreement or as are normally prorated and adjusted in the sale of a casino business, including, without limitation, all deposits and prepaid items that inure to the benefit of Buyer (including, but not limited to, prepaid insurance) and the interest on the Assumed Obligations and on any other obligations being assumed by Buyer hereunder as of the Closing Date.

      In making apportionments, all prepaid rents and similar items shall be prorated on the basis of the number of days of occupancy before and after the time set for such adjustments to be made, and all prepaid taxes, charges and impositions shall be prorated on the basis of the number of days of the applicable tax year, or on the basis of unit costs or, if this is not practicable, on the basis of the number of days before and after that time.

      11. Closing Documents. As soon as practicable after the date of this Agreement, Seller shall prepare and submit to Buyer the form of the documents to be delivered on the Closing Date, including, without limitation, bills of sale, assignments, assumptions, novations and other title transfer instruments, together with such other documentation as may be required to consummate the transactions contemplated by this Agreement on the Closing Date. On the Closing Date, Seller shall deliver to Buyer final, executed bill(s) of sale, assignments and other title transfer instruments or documents required to consummate the transactions contemplated by this Agreement on the Closing Date on behalf of Seller, and Buyer shall deliver to Seller final, executed assumption, novation or other agreements or documents required to consummate the transactions contemplated by this Agreement on the Closing Date on behalf of Buyer. All instruments required to be recorded shall be in recordable form at the time of delivery by Seller or Buyer, as the case may be.

      12. Further Assurances. At any time and from time to time after the Closing Date, at the request of Buyer, Seller shall execute and deliver such further instruments of transfer and assignment and take such other actions as Buyer reasonably may require to more effectively transfer and assign to and vest in Buyer the Seller's Assets including, without limitation, (i) to endorse, without recourse, all checks in the name of Seller, the proceeds of which Buyer is entitled to hereunder, (ii) to institute and prosecute, in the name of Seller or otherwise, all proceedings that Buyer may deem appropriate in order to collect, assert or enforce any claim, right or title of any kind to any of the Seller's Assets, and (iii) to defend and compromise all actions, suits and proceedings with respect to any of the Seller's Assets. Seller further agrees that Buyer shall retain for its own account all amounts collected pursuant to the foregoing powers, and Seller shall pay or transfer to Buyer, if and when received, all amounts that are received by Seller on or after the Closing Date with respect to any of the Seller's Assets.

      13. Transfer of Operations.

            13.1 Possession of Diamond Jo Riverboat. Seller shall give, assign and transfer to Buyer complete possession of the Diamond Jo Riverboat at the Closing Date. Buyer and Seller shall pre-close the transaction not later than the day immediately preceding the Closing Date. At such pre-closing, Buyer and Seller shall deliver for inspection all documents required of either party, except to the extent that any delivery is waived by either party, in accordance with this Agreement, to complete the transfer of ownership of the Seller's Assets from Seller to Buyer following the procedures set forth herein to the extent applicable. Except as provided below, the bars and restaurant and the casino on the Diamond Jo Riverboat shall be operated by Seller for Seller's benefit until the Closing Date.

            13.2 Chip Redemption. After the Closing Date, Seller shall maintain a chip redemption center at the portside property and shall redeem Seller's outstanding chips and tokens in the possession of third parties (the "Chips") presented to Seller for a period of one hundred twenty (120) days (or such other period of time as may be approved by the IRGC). Seller shall apply accepted industry standards in identifying and accepting Chips for redemption. Seller shall be solely responsible for obtaining the approval of the IRGC for the plan of redemption described in this Section 13.2 and shall be solely responsible for publication of the notices and disposition of the Chips as may be required by the regulations of the IRGC.

            13.3 Transfer of Gaming Operations. With the exception of the slot machines, the transfer of the gaming operations associated with the Business, including the Gaming Equipment, shall take place at the first time after the Closing Date that the drop boxes for the gaming tables are collected for counting. Seller shall control and Buyer shall review and verify the physical count of the drop boxes and gaming tables. All of Seller's Cash in the casino cages or banks shall be counted.

            13.4 Slot Drops. At the Closing Date, the cash or tokens in the hoppers, buckets (or slot drops) and the bill acceptors in all slot machines shall be collected and counted (by emptying and counting the cash in the loads of all machines) by Seller and verified by Buyer.

            13.5 Progressive Jackpots. Buyer shall receive a credit (less any seed money deposited in any progressive slot machine or table game by Seller) on the Closing Statements and shall assume and be responsible for the accrued liability shown by the progressive meter readings on all progressive slot machines (including video poker) and all progressive table games as of the Closing Date.

            13.6 Transition Plan. As soon as practicable but in no event later than five (5) days before Closing, Buyer and Seller shall agree on a transition plan containing full details of the procedures for the transfer of the operations of the Diamond Jo Riverboat embodying the understandings set forth in this Section 13.

            13.7 Promotions. Buyer understands that Seller, in the ordinary course of business, has conducted special events or promotions designed to attract customers to the Diamond Jo Riverboat, one or more of which special events or promotions involved the issuance of discount or other customer entitlement coupons. Buyer agrees to accept and honor all such valid and unexpired discount or entitlement coupons tendered to the Diamond Jo Riverboat after the Closing Date in accordance with the terms thereof. All such special events or promotions involving the use of discount or entitlement coupons are identified on Schedule 13.6 and copies of all such discount or entitlement coupons have been provided to Buyer.

            13.8 Slot Machine Wide Area Progressive Liability. In the event that Seller participates in slot machine wide area progressive networks, on the Closing Date, Buyer shall assume such contracts but shall have the option to require Seller to deliver an appropriate termination notice consistent with the terms of any or all of such wide area network contracts. Buyer shall assume all liability associated with the wide area progressive network contracts.

            13.9 Seller's Post Closing Access. For a period of not more than one hundred twenty (120) days after the Closing Date, Buyer shall make available to Seller and Seller's representatives, on a rent-free basis, an exclusive license to use a secured office sufficient for two or three persons for the purpose of permitting Seller to complete Seller's audit for 1998, if not previously completed, and to complete Seller's partial year audit for 1999, and for such other post-closing activities as are reasonably necessary after the Closing Date. Buyer agrees to staff and provide Seller with access to the existing Diamond Jo Riverboat data processing equipment for a period of ninety (90) days after the Closing Date. Buyer further agrees to assist Seller in processing final payrolls, accounts payable and general ledger runs for Seller on the system at no cost to Seller, and Seller shall allow Buyer to use the same programs at no cost to Buyer for Buyer's own transitional use during such ninety (90) period, provided that such use by Buyer and Seller is not in violation of any applicable software license.

            13.10 Closing Statements. Seller shall prepare and deliver to Buyer on the Closing Date a preliminary closing statement (a "Preliminary Closing Statement") as of the Closing Date, which shall show the net amount due either to Seller or Buyer based on (a) items for which a specific credit is provided for in this Agreement and (b) items not described in Section 10.5 that normally are prorated and adjusted in the sale of a casino business, which statement shall be in form and substance acceptable to Buyer. Such net amount shall be added to or subtracted from the payment of the cash balance of the Purchase Price to be paid to Seller pursuant to Section 3 on the Closing Date. Within sixty (60) days after the Closing Date, Buyer shall deliver a final closing statement (a "Final Closing Statement") to Seller setting forth the final determination of all items to be included in the Closing Statements. To the extent that amounts are determined to be owing by Seller to Buyer or by Buyer to Seller which are not disputed, such amounts shall be settled in cash between Buyer and Seller. Should Buyer and Seller disagree on the amount due either Buyer or Seller as reflected in the Preliminary Closing Statement, or the Final Closing Statement, any such dispute shall be resolved by Buyer's and Seller's accountants (whose mutual decisions shall be final and binding on each of Buyer and Seller); provided, however, that should such accountants be unable to resolve any dispute with respect to the Preliminary Closing Statement within ten
(10) business days of the Closing Date or any dispute with respect to the Final Closing Statement within ten (10) business days following the Seller's receipt of the Final Closing Statement from Buyer, such disputes, as the case may be, shall be resolved by arbitration in the manner provided in Section 37 of this Agreement. In the event that Buyer's and Seller's accountants are the same accounting firm, Seller shall be allowed to appoint its own representative to represent the Buyer with respect to the dispute which representative shall be a nationally recognized public accounting firm. If at any time within ninety (90) days after the Closing Date either Buyer or Seller discovers items that should have been included in the Closing Statements but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statements, and any payment owing as a result thereof shall be made as provided above in this Section 13.

            13.11 No Control. Before the Closing Date, Buyer shall not directly or indirectly control, supervise, direct or interfere with the Seller's Assets or the operation of the Business or attempt any of the foregoing. Until the Closing Date, the operations and affairs of Seller are the sole responsibility of Seller and under Seller's complete control.

      14. IRGC Requests for Information. Buyer and Seller shall make available, upon written request by the IRGC or any of its duly authorized representatives, the contracts, books, documents and records that are necessary to ascertain the nature and extent of the agreement between Buyer and Seller in connection with the licensing of Buyer. To the extent that either party hereto receives such a request, the other party hereto shall provide copies of such documents to the other in order to respond to such request.

      15. Risk of Loss of Seller's Assets. Between the date of this Agreement and the Closing Date, Seller assumes all risk of destruction, loss or damage to the Seller's Assets due to fire or other casualty, and Seller, at Seller's sole expense, shall, until the Closing Date, keep all of the Seller's Assets fully insured as presently maintained by Seller. If any of the Seller's Assets is damaged by fire or other casualty, Buyer and Seller shall have the following rights and obligations:

            (a) If the damage is not substantial (as hereinafter defined), Buyer shall take title to the Seller's Assets without abatement of the Purchase Price and be entitled to receive the insurance proceeds arising out of such damage to the extent Seller has not theretofore used such proceeds to repair such damage. If the insurance proceeds arising from such damage are not sufficient to repair such damage or are not paid to Buyer on or prior to the Closing Date, Buyer shall receive at the Closing a credit against the Purchase Price equal to the estimated cost of repairing such damage in excess of the insurance proceeds paid to Buyer, as such amount shall be determined by a qualified independent third party selected by Buyer and Seller; provided, however, that to the extent any such insurance proceeds are not actually received by Buyer on or prior to the Closing Date, the Purchase Price shall be abated by the full amount of the unpaid portion of the insurance proceeds and Buyer shall assign all of its rights to such unpaid insurance proceeds to Seller.

            (b) If the damage is substantial (as hereinafter defined), Buyer shall have the option of canceling this Agreement within sixty (60) days of receiving notice of such damage, or Buyer may accept the Seller's Assets and thereupon be entitled to receive the insurance proceeds arising out of such damage (including, without limitation, business interruption insurance proceeds to the extent the Business is interrupted after the Closing Date), and the Purchase Price shall be abated to the extent such damage is not covered by the insurance proceeds, such abatement to be based on the difference between the amount of the insurance proceeds and the estimated cost to restore the damaged Seller's Assets as prepared by a qualified independent third party selected by Buyer and Seller.

            (c) If damage occurs, then such damage shall be deemed "substantial" if the same cannot be substantially repaired or restored within ninety (90) days after such damage occurs.

            (d) Buyer shall receive credit against the Purchase Price for the fair market value of any Seller's Assets not covered by insurance, which is lost, damaged, destroyed or stolen between the date of this Agreement and the Closing Date.

      16. Termination.

            16.1 Grounds for Termination. This Agreement may be terminated at any time before the Closing Date:

                  (a)   By mutual written agreement of Buyer and Seller;

                  (b) By Seller if (i) the Buyer fails to deliver the Escrow amount to Seller by the Effective Date, or (ii) Buyer fails to file its gambling license application with the IRGC by February 1, 1999;

                  (c) By Seller or Buyer if Buyer has not obtained the approval or consent by the IRGC of Buyer's license to operate an excursion gambling boat at Dubuque, Iowa by July 15, 1999;

                  (d) By Seller if any of the conditions set forth in Section 7 or in Section 9 is not satisfied and has not been waived by Seller;

                  (e) By Buyer if any of the conditions set forth in Section 7 or in Section 8 is not satisfied and has not been waived by Buyer;

                  (f) By Buyer if there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation or any other insurrection or armed conflict involving the United States or any other national or internal calamity or emergency, and, such outbreak, escalation, insurrection or armed conflict has materially adversely impacted the financial, banking and capital markets of the United States in a manner that has materially adversely changed the ability of Buyer to obtain reasonable financing for the transaction contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a material disruption or material adverse change in the financial, banking or capital markets of the United States which causes the Buyer to terminate this Agreement, the Escrow Holder shall deliver the Escrow, and all interest earned thereon, to the Seller;

                  (g) By Buyer if there has been a material disruption or material adverse change in the financial, banking or capital markets of the United States and such material disruption or material adverse change has imposed a material adverse change in the ability of Buyer to obtain reasonable financing for the transaction contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event of a material disruption or material adverse change in the financial, banking or capital markets of the United States which causes the Buyer to terminate this Agreement, tile Escrow Holder shall deliver the Escrow, and all interest earned thereon, to the Seller;

                  (h) By Seller in the event of a material breach of any provision of this Agreement by Buyer; or

                  (i) By Buyer in the event of a material breach of any provision of this Agreement by Seller.

            16.2 Automatic Termination. This Agreement shall automatically terminate in the event that the transaction contemplated by this Agreement has not closed by July 15, 1999. The Escrow, and all interest earned thereon, shall be delivered to Seller, as liquidated damages and not as a penalty, in the event that the Closing has not occurred by July 15, 1999; provided, however, the Escrow, together with all interest earned thereon, shall be fully refunded to Buyer if the Closing has not occurred as a result of: (i) the failure to satisfy any condition to Closing or obligation of Seller set forth in Sections 7, 8 (except subsections 8.9 and 8.10 thereof), 10.3, 10.5, 11, 13.6, 13.10 and
14 of this Agreement arising out of or resulting from an act or omission of Seller and, in each such case, not within the control of Buyer, or (ii) a breach of this Agreement by Seller (which breach could reasonably be expected to have an adverse effect on the Business, the ownership of Seller's Assets or the ability of Buyer to consummate the transactions contemplated hereby).

            16.3 Effect of Termination. If this Agreement is terminated as permitted in Sections 16.1 or 16.2, then such termination shall be without liability to either party hereto and any of its respective shareholders, members, officers, directors, managers, employees, agents, consultants and representatives; provided, however, that, if such termination results from the failure of either party hereto to satisfy a condition to the performance of the obligations under this Agreement of the other party hereto, failure to perform a covenant of this Agreement or breach by either party hereto of this Agreement or any representation or warranty or agreement contained herein, or the failure to consummate and close the transaction by July 15, 1999, then the non-breaching party hereto shall have the remedies set forth in Section 17.

      17. Remedies. The following shall be the exclusive remedies of the parties hereto in the event of a breach of this Agreement.

            17.1 Buyer's Remedies. If Seller materially breaches this Agreement before the Closing Date, (i) Buyer may terminate this Agreement and recover the full amount of the Escrow from Escrow Holder, and (ii) Buyer shall have all legal and equitable remedies available to it.

            17.2 Seller's Remedies. In the event that: (a) Buyer fails to file its completed license application with the IRGC by February 1, 1999; (b) Buyer has not been able to obtain its IRGC license by July 15, 1999; (c) Buyer fails to obtain financing to close this transaction on the terms and conditions set forth in this Agreement by July 15, 1999; (d) Buyer is not able to consummate the transactions contemplated by this Agreement by July 15, 1999, substantially due to a material limitation described in Section 8.10; or (e) in the event the Agreement is terminated pursuant to Sections 16.1(f) or 16.1(g); then, and only in such events, Seller may, as its sole remedy therefor, terminate this Agreement, and Escrow Holder shall deliver to Seller the Escrow and all accrued interest thereon. If Buyer materially breaches this Agreement other than as specifically provided in the preceding sentence, (i) Seller may terminate this Agreement and Escrow Holder shall deliver to Seller the Escrow and all accrued interest thereon, and (ii) Seller shall have all other legal and equitable remedies available to it.

            17.3 Attorneys' Fees. If a dispute arises with respect to this Agreement, then the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorneys' fees and expenses, incurred in ascertaining such party's rights and in preparing to enforce and/or defend and in enforcing and/or defending such party's rights under this Agreement, whether or not it was necessary for such party to institute suit.

      18. Indemnification.

            18.1 Buyer's Indemnification. Subject to the provisions of Section 17, for a period of eighteen (18) months after the Closing Date, Buyer shall indemnify, defend and hold harmless Seller and/or any of Seller's officers, directors, managers, employees or agents (including, but not limited to, Seller's financial advisor, Wasserstein Perella & Co., Inc.), from and against any and all incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses, costs of investigation and defense, counsel or attorneys' fees, whether under retainer or salary or otherwise, including, without limitation, interest, penalties and court costs (collectively, "Damages"), suffered or incurred by Seller and/or any or all of Seller's officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Buyer to perform, any of Buyer's representations, warranties, covenants or agreements contained in this Agreement, (b) matters that occur or arise as a result of Buyer's action or failure to take action after the Closing Date, except as to such incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses that are caused or claimed to be caused by or are a result of the acts or omissions of Seller or Seller's respective agents or employees, (c) any and all claims of any kind and description of employees that relate to their, hiring, employment and/or termination by Buyer, provided that the facts or events giving rise to such claims occurred after the Closing Date, (d) any and all debts, obligations and liabilities of Seller specifically assumed by Buyer hereunder and any Damages resulting from the operation of the Business by Buyer after the Closing Date, (e) actions or failure to act by Buyer or Buyer's representatives during the inspection and due diligence of the Business, (f) all obligations and liabilities arising after the Closing Date related to the contracts, leases and agreements assumed by the Buyer, and (g) any and all claims made by any broker, finder or agent claiming a fee or commission through Buyer. Notwithstanding any provision of this Section 18.1 to the contrary, the obligations of Buyer to indemnify the Seller for any and all debts, obligations and liabilities of Seller arising from or related to the assumption of the DRA Operating Agreement, the City Leases or the CDS Agreement, which obligations, solely to the extent arising on or after the Closing Date, were specifically assumed by Buyer hereunder, shall extend for the length of the remaining term of such agreements and shall not be limited to claims made prior to the eighteenth (18th) month period following the Closing Date. If and to the extent Seller notifies Buyer in writing of a claim for indemnification on or prior to the eighteenth (18th) month period after the Closing Date, Buyer shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied.

            18.2 Seller's Indemnification. Subject to the provisions of Section 17, for a period of eighteen (18) months after the Closing Date, Seller shall indemnify, defend and hold harmless Buyer and/or any or all of their officers, directors, managers, employees or agents from and against any and all Damages suffered or incurred by Buyer and/or any or all of their officers, directors, managers, employees or agents, which directly or indirectly arise, result from or relate to (a) any breach of, or any failure by Seller to perform, any of Seller's representations, warranties, covenants or agreements contained in this Agreement, which shall survive Closing in accordance with the terms of Section 4, (b) matters that occur or arise as a result of action or failure to take action by Seller or any of Seller's agents, employees or members before the Closing Date, except as to such incidents, claims, demands, actions, causes of action, suits, obligations, liabilities, losses, costs, damages or expenses that are caused solely by or are a direct result solely of the acts or omissions of Buyer or Buyer's agents or employees, (c) any and all claims of any kind and description of employees that relate to their hiring, employment and/or termination by Seller, provided that the facts or events giving rise to such claims occurred before the Closing Date, (d) any and all debts, obligations and liabilities of Seller not specifically assumed by Buyer hereunder, including, without limitation, the Excluded Obligations, and (e) any and all claims made by any broker, finder or agent claiming a fee or commission through Seller. Notwithstanding the foregoing, (a) the indemnification obligations of Seller for breaches of representations and warranties regarding Organization and Standing (Section 4.1), Title (Section 4.3) and Taxes (Section 4.8) shall continue indefinitely beyond the eighteen (18) month indemnification period and the indemnification obligation regarding litigation shall continue for the applicable statutes of limitation and appeal period related thereto, and (b) if and to the extent Buyer notifies Seller in writing of a claim for indemnification on or prior to the eighteenth (18th) month period after the Closing Date, Seller shall continue to be obligated to provide indemnification hereunder with respect to such claim until such time that such claim is resolved and satisfied.

            18.3 Limitations on Indemnification. Notwithstanding any other provision hereof or of any applicable law, Buyer shall not be entitled to make a claim as a result of a breach of representation, warranty or covenant which survives the Closing pursuant to Section 4 hereof against Seller unless such claim, together with all other claims of Buyer under Section 18.2 hereunder, as well as all claims under the Real Property Agreement, exceed in the aggregate $200,000 (in which case Buyer shall be entitled to the entirety of such claims); provided, however, that (i) such $200,000 minimum threshold with respect to indemnifiable Damages shall not apply to any claim for indemnification made by Buyer under this Agreement with respect to (w) the breach or inaccuracy of any of the representations or warranties contained in
Section 4.1 (Organization, Standing and Authority), Section 4.3 (Title), Section
4.6 (Litigation) or Section 4.8 (Taxes), (x) the gross negligence, willful misconduct or fraud of Seller, (y) any Excluded Obligation, or (z) the failure of Seller to pay the amount of any adjustment to the Purchase Price in accordance with the provisions of this Agreement (the items described in the immediately preceding clauses (w), (x), (y) and (z), collectively, the "Seller Retained Liabilities"), and (ii) except with respect to an indemnification obligation in respect of a Seller Retained Liability, Seller's indemnification obligations for Damages under Section 18.2 of this Agreement (including, without limitation, indemnification obligations with respect to environmental claims under Section 4.13) shall not exceed in the aggregate (including claims made under the Real Property Agreement) $3,000,000. The amount of any indemnifiable Damages under Section 18.2 shall be reduced by (i) any insurance proceeds actually received with respect thereto (it being understood that after the satisfaction in full of indemnifiable Damages hereunder, Buyer shall assign to Seller all of its rights to unpaid insurance proceeds with respect to insurance coverage, but only to the extent applicable to such Damages), and (ii) the value of tax benefits actually obtained by Buyer, including without limitation, by way of exclusion from income, deduction, credit or refund for other taxable periods as a result of any adjustment. Notwithstanding anything to the contrary in this Agreement or in the Real Property Agreement, Buyer shall be entitled to satisfy any claim for indemnification under this Agreement or the Real Property Agreement, except any indemnification obligation in respect of a Seller Retained Liability which shall be paid in cash or applied as an offset to the Purchase Price, by applying and offsetting such indemnification obligation against the Three Million Dollars of Preferred Membership Interests held in escrow pursuant to the terms of this Agreement and the Real Property Agreement.

      19. No-Shop Agreement. From the date of this Agreement until the earliest to occur of (a) the date on which this Agreement is terminated, (b) the Closing Date, (c) July 15, 1999, or (d) such date mutually agreed upon by Buyer and Seller, neither Seller, Seller's members, Seller's authorized agents nor any of Seller's affiliates shall, directly or indirectly, solicit, initiate or encourage the submission of inquiries, proposals or offers from any corporation, partnership, person or other entity or group relating to any acquisition or purchase of assets of, or any equity interest in, Seller or of all or any portion of the Seller's Assets or any tender or exchange offer, merger, consolidation, business combination, recapitalization, spin-off, liquidation, dissolution or similar transaction involving, directly or indirectly, Seller (each an "Acquisition Proposal"). Seller shall immediately notify Buyer of any contact from any person other than Buyer regarding the possible sale of transfer of any interest in Seller or of all or any portion of the Seller's Assets and the identity of the purchaser and the material terms and conditions of any Acquisition Proposal. Seller shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Buyer) conducted heretofore with respect to any Acquisition Proposal and request that all confidential information furnished on behalf of Seller be returned. Seller acknowledges and agrees that, upon any violation by Seller or an authorized agent of Seller of this Section 19, Seller shall pay the Buyer an amount (the "Break Up Fee") equal to the sum of (A) the greater of (x) Five Million Dollars ($5,000,000.00) or (y) the positive difference, if any, between the aggregate consideration paid or to be paid pursuant to any Acquisition Proposal completed by Seller at any time during the one (1) year period following the date of termination of this Agreement and the Purchase Price; and (B) the costs and expenses incurred by Buyer and Buyer's financing sources in connection with the negotiation, preparation and execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including without limitation, fees and expenses of legal counsel, investment bankers, brokers and other agents, representatives or consultants; provided that in the event a member who is not an authorized agent of Seller violates the first sentence of this Section 19, Buyer acknowledges that such member, but not the Seller, shall be liable for the payment of the Break Up Fee and Buyer shall have no recourse against Seller for such violation. Any amounts required to be paid by Seller to Buyer under this
Section 19 shall be immediately due and payable upon Seller's failure to substantially comply in any respect with this Section 19 (it being understood that, solely with respect to the amount to be paid under the immediately preceding clause (A), upon Seller's breach of this Section 19, $5,000,000 shall be immediately due and payable, and, upon consummation of an Acquisition Proposal, any amount due and owing in excess of $5,000,000 shall be immediately due and payable). In addition to receipt of the Break Up Fee, Buyer shall have available to it all legal remedies in the event of a breach or violation of this
Section 19 by Seller.

      20. Assignment. Third Parties. Binding Effect. Neither party hereto may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other party. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their successors in interest, any right or remedy under or by reason of this Agreement unless so stated expressly herein to the contrary. All covenants, agreements, representations and warranties of the parties hereto contained herein shall be binding on and inure to the benefit of Buyer and Seller and their successors and assigns.

      21. Expenses. Except as otherwise provided herein, Buyer and Seller shall bear all of their own respective expenses, including, without limitation, counsel and accountants' fees, in connection with the transactions contemplated by this Agreement.

      22. Notices. Any notice or communication to be given under the terms of this Agreement ("Notice") shall be in writing and shall be personally delivered or sent by facsimile, overnight delivery or registered or certified mail, return receipt requested. Notice shall be effective (a) if personally delivered, when delivered; (b) if by facsimile, on the day of transmission thereof on a proper facsimile machine with confirmed answer back; (c) if by overnight delivery, on the day after delivery thereof to a reputable overnight courier service; and (d) if mailed, at midnight on the third business day after deposit in the mail, postage prepaid. Notices shall be addressed as follows:

To Buyer at:              AB Capital, L.L.C.

With a copy to:           Ronald S. Brody, Esq.
                          Mayer, Brown & Platt
                          1675 Broadway
                          New York, New York 10019
                          Fax No. (212) 849-5600

To Seller at:             James Rix, General Manager
                          Greater Dubuque Riverboat
                          Entertainment Company, L.C.
                          P.O. Box 1683
                          Dubuque, Iowa 52004
                          Fax No. (319) 557-0549

With copy to:             Douglas Gross, Esq.
                          Brown, Winick, Graves, Gross,
                          Baskerville and Schoenebaum, P.L.C.
                          601 Locust Street, Suite 1100
                          Des Moines, Iowa 50309
                          Fax No. (515) 283-0231

or at such other address as either Buyer or Seller from time to time may designate by Notice hereunder.

      23. Captions. The captions appearing at the commencement of the Sections hereof are descriptive only and/or for convenience in reference to this Agreement and in no way whatsoever define, limit or describe the scope or intent of this Agreement or in any way affect this Agreement.

      24. Waivers and Amendments. The parties hereto may amend this Agreement in any respect only by mutual written agreement. The waiver of either party hereto of any breach of any term, covenant or condition of this Agreement shall not be deemed a continuing waiver of such term, covenant or condition, or a waiver of any subsequent breach of the same or any other term, covenant or condition of this Agreement.

      25. Further Assurances. Each of the parties hereto shall cooperate in the effectuation of the transactions contemplated hereby and to execute any and all additional documents or to take such additional actions as may be reasonably necessary or appropriate for such purpose.

      26. Schedules and Exhibits. The Schedules and Exhibits described herein form a part of this Agreement for contractual purposes. Schedules and Exhibits may be separately bound and initialed by the parties hereto, and such Schedules and Exhibits as referred to in this Agreement are incorporated in this Agreement for all purposes. All Schedules and Exhibits referred to in this Agreement are by reference specifically incorporated in this Agreement and are made a part hereof as though set forth herein, whether or not attached hereto at the time of execution of this Agreement.

      27. Severability. If any term, provision, covenant or condition of this Agreement, or any application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remaining provisions, covenants and conditions of this Agreement, and all applications thereof, not held invalid, void or unenforceable, shall continue in full force and effect and shall in no way be affected, impaired or invalidated thereby.

      28. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Iowa.

      29. Gender and Number. Whenever used in this Agreement and as required by context, the masculine gender includes the feminine and/or neuter, and the singular number includes the plural.

      30. Time is of the Essence. Time is of the essence of this Agreement and in the performance and enforcement of each of the promises, covenants, representations and warranties of Buyer and Seller contained herein. For the purpose of computing any period of time prescribed herein or relating hereto, the first day shall be excluded. If the period of time is six (6) days or more, weekends and public holidays shall be included. An act required to be performed on a day shall be performed at or before the close of business on such day. If an act is required to be performed on a certain day, and such day is not a regular business day, then the time of performance or measurement shall be extended to and include the next regular business day.

      31. Entire and Sole Agreement. Subject to the provisions of Section 9.4 hereof, this Agreement, including all Schedules and Exhibits hereto, and all documents and instruments to be delivered on or before the Closing Date pursuant to its terms, constitutes the entire agreement between the parties hereto and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. The parties hereto further acknowledge and agree that, in entering into this Agreement and in delivering the documents and instruments to be delivered on or before the Closing Date, the parties hereto have not in any way relied, and shall not in any way rely, on any oral agreement, representation, warranty, statement, agreement in principle, promise or understanding not specifically set forth in this Agreement, in the Schedules or Exhibits hereto or in such documents or instruments.

      32. Publicity. Except as may be required in connection with the submissions or approvals by the parties hereto to the IRGC or as otherwise required by law, before the Closing no party hereto shall make or cause to be made any press release or public announcement with respect to any of the transactions contemplated by this Agreement or the execution of this Agreement or otherwise communicate with any news media with respect thereto without the prior written consent of the other party hereto. If any such announcement is so required by law, then Buyer and Seller shall cooperate as to the timing and contents of any such press release or public announcement.

      33. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      34. Authority. Each entity signing this Agreement, and each agent, officer, director, manager or employee signing this Agreement on behalf of such an entity, represents and warrants that this Agreement is duly authorized by and binding on such entity.

      35. Facsimile Transmission. The facsimile transmission by one party hereto of a signed copy of the signature page of this Agreement to the other party hereto or such party's agent, followed by a facsimile transmission of an acknowledgment of receipt thereof, shall constitute the delivery of this Agreement. Each party hereto shall confirm such delivery by mailing or personally delivering to the other party hereto or such party's agent an executed original of this Agreement in its entirety.

      36. IRGC Approval. This Agreement is subject to the approval of the IRGC. Approval of this Agreement by the IRGC shall not in any manner constitute approval of the Buyer's application to operate an excursion gaming riverboat from Dubuque, Iowa. The terms of this Agreement, including, but not limited to, Sections 3.1, 3.2, 7, 8, 9 (including 9.4), 16 and 17 shall be effective and enforceable on the approval of this Agreement by the IRGC.

      37. Arbitration. Any and all questions, disputes or controversies arising in connection with this Agreement (with the exception of any remedy seeking equitable relief which shall not be subject to this Section 37), its interpretation, application, performance, nonperformance or any instructions executed and delivered hereunder (collectively "Disputes") shall, at the demand of any party hereto, be determined by arbitration. Buyer and Seller shall appoint an arbitrator ("Arbitrator") who is licensed by the American Arbitration Association ("AAA") to arbitrate such Disputes. In the event Buyer and Seller cannot agree on the selection of the Arbitrator, each party shall select one Arbitrator who shall together select the Arbitrator who shall arbitrate the matter. Buyer and Seller shall, within twenty (20) days thereafter, present their positions with respect to the Disputes to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall after the submission of the evidentiary materials, submit a written decision on each Dispute to the Seller and Buyer. Any determination by the Arbitrator with respect to any Disputes shall be final and binding on each party to this Agreement. The forum for any arbitration will be Chicago,

Illinois. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as in effect for commercial arbitrations conducted by the AAA. Seller and Buyer agree that the costs of the Arbitrator shall be borne as determined by the Arbitrator. Judgment upon the award of the Arbitrator may be entered in any Court having jurisdiction thereof.

      IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the date first written above.

BUYER:                                   SELLER:

AB CAPITAL, L.L.C.                       GREATER DUBUQUE RIVERBOAT
                                         ENTERTAINMENT COMPANY, L.C., an Iowa
                                         limited-liability company


By: /s/ Brent Stevens                    By: /s/ Donald Iverson
   --------------------------------         ------------------------------------
                                            Donald Iverson
                                            Chairman

Each of the undersigned executes this Agreement for the purpose of guaranteeing and agreeing to the obligations contained in Section 3.1 of this Agreement.


/s/ Brent Stevens
-----------------------------------     ----------------------------------------
                                        Mike Luzich


/s/ Chris Konoff                        /s/ Andrew Whittaker
-----------------------------------     ----------------------------------------
Chris Konoff                            Andrew Whittaker

Illinois. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as in effect for commercial arbitrations conducted by the AAA. Seller and Buyer agree that the costs of the Arbitrator shall be borne as determined by the Arbitrator. Judgment upon the award of the Arbitrator may be entered in any Court having jurisdiction thereof.

      IN WITNESS WHEREOF, Buyer and Seller have duly executed and delivered this Agreement as of the date first written above.

BUYER:                                   SELLER:

AB CAPITAL, L.L.C.                       GREATER DUBUQUE RIVERBOAT
                                         ENTERTAINMENT COMPANY, L.C., an Iowa
                                         limited-liability company


By:                                      By:
   --------------------------------         ------------------------------------
                                            Donald Iverson
                                            Chairman

Each of the undersigned executes this Agreement for the purpose of guaranteeing and agreeing to the obligations contained in Section 3.1 of this Agreement.


                                        /s/ Mike Luzich
-----------------------------------     ----------------------------------------
Brent Stevens                           Mike Luzich



-----------------------------------     ----------------------------------------
Chris Konoff                            Andrew Whittaker


                                      47